EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

DG FASTCHANNEL, INC.
(the “Purchaser”),

POINT.360
(the “Company”)

and

NEW 360
(the “PPB Sub”)

Dated as of April 16, 2007

i

ANNEX

Annex I	Conditions to the Offer

EXHIBITS

Exhibit A	Contribution Agreement
Exhibit B	Form of Rule 145 Affiliate Letter
Exhibit C	Form of Noncompetition Agreement
Exhibit D	Form of Post Production Services Agreement
Exhibit E	Form of Working Capital Reconciliation Agreement
Exhibit F	Form of Indemnification and Tax Matters Agreement
Exhibit G	Form of Officer Confidentiality Agreement

COMPANY DISCLOSURE SCHEDULE

Section 3.1(a)	Foreign Jurisdictions
Section 3.2(b)	Company Stock Rights
Section 3.5	Consents
Section 3.8	Absence of Certain Changes
Section 3.10	Litigation
Section 3.11	Employee Benefit Plans
Section 3.13	Material Contracts
Section 3.14	Title to Properties
Section 3.15	Intellectual Property
Section 3.22	Environmental
Section 3.23	Brokers/Transaction Expenses
Section 3.26	Unaudited Income Statement
Section 5.1	Interim Operations
Section 6.6(c)	D&O Insurance
Section 7.1(g)	Litigation Matters
Section 9.5	ADS Customers

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), is dated as of April 16, 2007, by and among DG FastChannel, Inc., a Delaware corporation (the “Purchaser”), POINT.360, a California corporation (the “Company”), and NEW 360, a California corporation and a wholly-owned subsidiary of the Company (the “PPB Sub”). Capitalized terms used herein have the meanings assigned to them in Section 9.5 or elsewhere in this Agreement as described in Section 9.6.

WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by the Purchaser upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof and pursuant to this Agreement, the Purchaser has agreed to commence an exchange offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to acquire all of the common stock, no par value per share, of the Company (the “Company Common Stock”) issued and outstanding, including the associated preferred share purchase rights (the “Company Rights”) issued pursuant to the Amended and Restated Rights Agreement, dated as of November 17, 2004, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the “Company Rights Agreement”) (which Company Rights together with the Company Common Stock are hereinafter referred to as the “Shares”), in which Offer each Share validly tendered and not properly withdrawn would be exchanged for a number of shares of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”) equal to the quotient obtained by dividing (x) 2,000,000 by (y) the number of Shares (excluding Shares owned directly or indirectly by the Purchaser or the Company) issued and outstanding immediately prior to the consummation of the Offer (such amount of shares, or any greater amount of shares, of Purchaser Common Stock paid per Share pursuant to the Offer, the “Offer Consideration”, which would equal 0.2252 assuming 8,882,882 Shares (excluding Shares owned directly or indirectly by the Purchaser or the Company) are issued and outstanding immediately prior to the consummation of the Offer);

WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, (i) approved the Offer and (ii) adopted this Agreement, and is recommending that the Company’s shareholders accept the Offer, tender their Shares to the Purchaser and approve this Agreement;

WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the merger of the Company with and into the Purchaser with the Purchaser as the survivor, as set forth below (the “Merger” and, together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”), in accordance with the General Corporation Law of the State of California (the “CGCL”) and the General Corporation Law of the State of Delaware (the “DGCL”), and upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share not owned directly or indirectly by the Purchaser or the Company will be converted into the right to receive the Offer Consideration;

WHEREAS, as a condition of and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Haig S. Bagerdjian is entering into a support agreement with the Purchaser (the “Support Agreement”), pursuant to which, among other things, Mr. Bagerdjian has agreed to validly tender and not withdraw pursuant to the Offer all of the Shares beneficially owned by him, net of shares, if any, sold by Mr. Bagerdjian upon the exercise of Company Options to pay the exercise price of such options and net of shares, if any, withheld by the Company to satisfy withholding obligations upon the exercise of such options;

WHEREAS, as a condition of and inducement to the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Company is entering into a media distribution service agreement with the Purchaser (the “Media Distribution Service Agreement”);

WHEREAS, on the Acceptance Date, the Company shall contribute (the “Contribution” ) all of the Excluded Assets owned, licensed or leased by the Company to the PPB Sub, and the PPB Sub shall assume all of the Assumed Liabilities, in each case in accordance with that certain contribution agreement, dated as of the date hereof, among the PPB Sub, the Purchaser and the Company attached hereto as Exhibit A (the “Contribution Agreement”);

WHEREAS, immediately following the Contribution but prior to the consummation of the Offer, the Company shall distribute (the “Spin-Off”) to its shareholders (other than the Purchaser) pro rata all of the capital stock then outstanding of the PPB Sub;

WHEREAS, following the consummation of the Merger on the Closing Date, the PPB Sub shall change its name to “Point.360”;

WHEREAS, as a condition of and inducement to the Company’s willingness to enter into this Agreement, the Purchaser has agreed to enter into the Post Production Services Agreement on the Acceptance Date;

WHEREAS, for federal income tax purposes, the Offer and the Merger are intended to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a plan of reorganization; and

WHEREAS, the parties hereto desire to (i) make certain representations and warranties, (ii) enter into certain covenants and agreements in connection with the Offer and the Merger and (iii) prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1  The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1, (ii) none of the events set forth in Annex I (other than paragraphs (f) and (i)) shall have occurred and be continuing and (iii) the Company shall have complied with its applicable obligations under Section 1.2, as promptly as practicable after the effectiveness of the Form 10, and in any event, within five (5) business days thereafter, the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer, subject to (i) there being validly tendered in the Offer (in the aggregate) and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares then beneficially owned by the Purchaser, represents at least a majority of the Shares outstanding on a fully diluted basis and no less than a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote in the election of directors or (if a greater majority) upon the adoption of this Agreement (collectively, the “Minimum Condition”) and (ii) the satisfaction or waiver of the other conditions and requirements set forth in Annex I. Subject to the prior satisfaction or waiver by the Purchaser of the Minimum Condition and the other conditions and requirements set forth in Annex I, the Purchaser shall consummate the Offer in accordance with its terms and accept for exchange, and exchange the Offer Consideration for, all Shares tendered pursuant to the Offer as soon as practicable after the Purchaser is legally permitted to do so under applicable law; provided, however, that the initial expiration date of the Offer shall be the date that is twenty (20) business days following the commencement of the Offer (the “Initial Expiration Date”). The obligation of the Purchaser to accept for exchange, and to exchange the Offer Consideration for, any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject to the Minimum Condition and the other conditions and requirements set forth in Annex I. The Offer shall be made by means of an offer to exchange (the “Offer to Exchange”) that contains the terms set forth in this Agreement, the Minimum Condition and the other conditions and requirements set forth in Annex I. The Purchaser shall not decrease the Offer Consideration, change the form of consideration payable in the Offer or reduce the maximum number of Shares to be purchased in the Offer without the prior written consent of the Company. For the avoidance of doubt: (x) if on the Initial Expiration Date (as it may be extended), all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Initial Expiration Date, for such period as the Purchaser may determine, (y) the Purchaser may, in its sole discretion, provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act and (z) the Purchaser may, in its sole discretion, extend the Offer for any reason on one or more occasions for an aggregate period of not more than ten (10) business days beyond the latest expiration date of the Offer that would otherwise be permitted under clause (x) of this sentence if, on such expiration date, there have not been tendered (and not withdrawn) at least ninety percent (90%) of the outstanding Shares on a fully diluted basis. The Purchaser may (i) increase the Offer Consideration and extend the Offer to the extent required by applicable law in connection with such increase and (ii) extend the Offer to the extent otherwise required by applicable law, in each case in its sole discretion and without the Company’s consent. The Purchaser shall not terminate the Offer prior to any scheduled expiration date (as the same may be extended or required to be extended) without the written consent of the Company, except in the event that this Agreement is terminated pursuant to Section 8.1. If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated prior to the exchange of Shares in the Offer, the Purchaser shall promptly return, and shall cause any depository or exchange agent, including the Exchange Agent, acting on behalf of the Purchaser, to return all tendered Shares to the registered holders thereof.

(b)  Notwithstanding anything to the contrary contained in this Article I, no certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of the Shares pursuant to the Offer, no dividends or other distributions with respect to the Purchaser Common Stock shall be payable on or with respect to any such fractional share interest and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of the Purchaser. In lieu of any such fractional shares, each tendering shareholder who would otherwise be entitled to a fractional share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would have been received by such shareholder) shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Purchaser Common Stock as reported on the Nasdaq Global Market (the “Nasdaq”) on the Acceptance Date by (ii) the fractional share interest to which such shareholder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(c)  As soon as practicable on the date the Offer is commenced, the Purchaser shall (i) file with the Securities and Exchange Commission (the “SEC”), pursuant to Regulation M-A under the Exchange Act (“Regulation M-A”), a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) and (ii) file with the SEC a registration statement on Form S-4 to register, under the Securities Act, the offer and sale of the Purchaser Common Stock pursuant to the Offer and the Merger (together with all amendments, supplements and exhibits thereto, the “Registration Statement”). The Registration Statement shall include a preliminary prospectus (the “Prospectus”) containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Exchange and a form of letter of transmittal and summary advertisement (collectively with the Prospectus, and together with any amendments and supplements thereto and to the Prospectus, the “Offer Documents”). The Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Company shall provide the Purchaser with all information concerning the Company and its directors, officers and affiliates as shall be required to be included in the Offer Documents and the Registration Statement. The Company and its counsel shall be given a reasonable opportunity to review the Registration Statement and the Offer Documents before they are filed with the SEC, and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses, and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. No amendment or supplement to the Offer Documents shall be made by the Purchaser without providing the Company and its counsel a reasonable opportunity to review any such amendment or supplement, and the Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

(d)  The Purchaser shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as is necessary to complete the Offer and the Merger. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Registration Statement will be made by the Purchaser without the approval of the Company, which will not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by the Purchaser which are incorporated by reference in the Registration Statement, this right of approval shall apply only with respect to information relating to this Agreement, the Transactions or the Company or its business, financial condition or results of operations. The Purchaser shall take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) reasonably required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of the Purchaser Common Stock in the Offer and the Merger. The Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement is declared effective, the issuance of any stop order, the suspension of the qualification of the Purchaser Common Stock issuable in connection with the Offer or the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement. Following the time the Registration Statement is declared effective, the Purchaser shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

(e)  If, at any time prior to the Effective Time, the Company or the Purchaser discovers any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or a supplement to any of the Registration Statement, the Offer Documents or the Schedule 14D-9, as the case may be, so that such documents would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws.

(f)  The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to the Purchaser pursuant to the Offer. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company Board of Directors referred to in clause (iii) of Section 3.4

(g)  Notwithstanding anything herein to the contrary, the Purchaser, the Company or the Exchange Agent may withhold the Offer Consideration as it reasonably deems necessary to satisfy its withholding obligations under applicable law, and the withholding of any such Offer Consideration for such purpose shall be treated as the payment thereof to the Person from whom such amount was withheld for purposes of determining whether such Person received amounts to which such Person is entitled hereunder.

Section 1.2  Company Actions. (a) Contemporaneous with the filing of the Schedule TO and the Registration Statement, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall contain the recommendation referred to in clause (iii) of Section 3.4. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. The Purchaser shall provide the Company with all information concerning the Purchaser and its directors, officers and affiliates as shall be required to be included in the Schedule 14D-9. The Company, on the one hand, and the Purchaser, on the other hand, agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. No amendment or supplement to the Schedule 14D-9 shall be made by the Company without providing the Purchaser and its counsel a reasonable opportunity to review any such amendment or supplement, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b)  In connection with the Offer, the Company shall promptly furnish or cause its transfer agent to furnish to the Purchaser mailing labels, security position listings of Shares held in stock depositories and any available listing or computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information and assistance (including, but not limited to, lists of record holders and beneficial owners of the Shares, updated promptly from time to time upon the Purchaser’s request, and their addresses, mailing labels and lists of security positions) as the Purchaser or its agent may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, the Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

Section 1.3  Directors. (a) Promptly upon the acceptance of any Shares for exchange pursuant to the Offer which, together with the Shares then beneficially owned by the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis and at all times thereafter, the Purchaser shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser and any of its affiliates bears to the total number of Shares then outstanding. The Company shall, upon the Purchaser’s request at any time following the acceptance of any Shares for exchange pursuant to the Offer, take such actions, including but not limited to promptly filling vacancies or newly-created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Company Bylaws if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors as are necessary or desirable to enable the Purchaser’s designees to be so elected or designated to the Company Board of Directors, and shall use its best efforts to cause the Purchaser’s designees to be so elected or designated at such time. The Company shall, upon the Purchaser’s request following the acceptance of any Shares for exchange pursuant to the Offer, also cause Persons elected or designated by the Purchaser to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors, (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law and the Marketplace Rules of the Nasdaq. Upon consummation of the Offer, the Company shall take all action necessary to elect to be treated as a “controlled company” as defined by Nasdaq Marketplace Rule 4350(c) and make all necessary filings and disclosures associated with such status. The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to shareholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable the Purchaser’s designees to be elected or designated to the Company Board of Directors. The Purchaser shall provide the Company with information with respect to the Purchaser’s designees and the Purchaser’s officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that the Purchaser or any of its affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

(b)  In the event that the Purchaser’s designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain two (2) directors who are members of the Company Board of Directors on the date hereof, each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules and, at least one of whom shall be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K and the instructions thereto (the “Continuing Directors”); provided, however, that if any Continuing Director is unable to serve due to death, disability or resignation, the remaining Continuing Director(s) shall be entitled to elect or designate another Person (or Persons) to fill such vacancy, and such Person (or Persons) shall be deemed to be a Continuing Director for all purposes of this Agreement. If no Continuing Director then remains, the other directors shall designate two (2) Persons to fill such vacancies and such Persons shall be deemed Continuing Directors for all purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if the Purchaser’s designees constitute a majority of the Company Board of Directors after the acceptance of any Shares for exchange pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Continuing Directors shall (in addition to the approval rights of the Company Board of Directors or the shareholders of the Company as may be required by the Restated Articles of Incorporation of the Company (as amended, the “Company Articles”), the bylaws of the Company (as amended, the “Company Bylaws”, and together with the Company Articles, the “Company Governing Documents”) or applicable law) be required (i) for the Company to amend or terminate this Agreement, (ii) to exercise or waive any of the Company’s rights, benefits or remedies hereunder, if such action would materially and adversely affect the holders of the Shares (other than the Purchaser), (iii) to amend the Company Governing Documents if such action would materially and adversely affect the holders of the Shares (other than the Purchaser) or (iv) to take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect the holders of the Shares (other than the Purchaser); provided, however, that if there shall be no Continuing Directors as a result of such Persons’ deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

Section 1.4  Offer Exchange Fund; Distributions on Shares of Purchaser Common Stock. (a) The Purchaser shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Offer and the Merger (the “Exchange Agent”) and to receive the consideration to which the holders of the Shares shall become entitled pursuant to Section 1.1 and Section 2.1. Prior to the Acceptance Date, the Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, for exchange in accordance with the terms of the Offer set forth in this Article I, (i) certificates representing the shares of Purchaser Common Stock issuable to such holders in the Offer and (ii) any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 1.1(b) (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as, the “Offer Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, make cash payments and deliver the shares of Purchaser Common Stock contemplated to be issued pursuant to Section 1.1 out of the Offer Exchange Fund. Any cash and shares of Purchaser Common Stock remaining in the Offer Exchange Fund seven (7) business days following the Acceptance Date shall be returned to the Purchaser, which shall thereafter be responsible to make payments to the holders of the Shares that have validly tendered their Shares pursuant to the Offer.

(b)  For purposes of determining entitlement to dividends or other distributions declared on shares of Purchaser Common Stock, holders of the Shares who have validly tendered and not withdrawn such shares pursuant to the Offer shall be deemed to be record holders of the shares of Purchaser Common Stock as of the Acceptance Date, notwithstanding the fact that certificates representing such shares have not yet been issued or delivered to tendering shareholders (or, if applicable, appropriate book-entries have not yet been made).

Section 1.5  The Merger. (a) Subject to the terms and conditions of this Agreement, and in accordance with the CGCL and the DGCL, at the Effective Time, the Company and the Purchaser shall consummate the Merger pursuant to which (i) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (ii) the Purchaser shall be the surviving corporation in the Merger and shall continue to be governed by the applicable laws of the State of Delaware and (iii) the separate corporate existence of the Purchaser with all its property, rights, privileges, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 1107 of the CGCL and Section 259 of the DGCL.

(b)  The Purchaser and the Surviving Corporation shall take all necessary action such that (i) the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law and (ii) the bylaws of the Purchaser as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

Section 1.6  Effective Time. The Purchaser and the Company shall cause appropriate articles of merger or other appropriate documents (the “Articles of Merger”) to be executed and filed on the Closing Date (or on such other date as the Purchaser and the Company may agree) with (i) the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and (ii) the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL or the DGCL. The Merger shall become effective at the time such Articles of Merger have been duly filed with the Secretary of State of the State of Delaware or such date and time as is agreed upon by the parties and specified in the Articles of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.7  Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on a date to be specified by the parties, such date to be no later than the second (2nd) business day after satisfaction or waiver of all of the conditions set forth in Article VII (the “Closing Date”), at the offices of Latham & Watkins LLP, 555 Eleventh Street NW, Suite 1000, Washington, DC unless another date or place is agreed to in writing by the parties hereto.

Section 1.8  Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.

Section 1.9  Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.10  Stockholder Approval. (a) As promptly as practicable following the Acceptance Date, (i) the Purchaser shall vote, or cause to be voted, all of the Shares then owned by it or any of its Subsidiaries and affiliates (including, without limitation, all Shares acquired pursuant to the Offer), or shall approve an action by written consent, in favor of the approval of the Merger and the adoption of this Agreement and (ii) if required by applicable law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable law and the Company Governing Documents, in conjunction with the Purchaser, prepare and file with the SEC an information statement pursuant to Regulation 14C under the Exchange Act (the “Information Statement”) relating to the Merger and this Agreement and obtain and furnish the information required by the SEC to be included therein and respond promptly to any comments made by the SEC with respect to such preliminary Information Statement and cause a definitive Information Statement to be mailed to its shareholders at the earliest practicable date. The Purchaser shall provide the Company with all information concerning the Purchaser and its directors, officers and affiliates as shall be required to be included in the Information Statement. The Company, on the one hand, and the Purchaser, on the other hand, agrees to promptly correct any information provided by it for use in the Information Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Company further agrees to take all steps necessary to cause the Information Statement, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review the Information Statement before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. In addition, the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Information Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. The Purchaser and its counsel shall be given a reasonable opportunity to review any such written responses, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel. No amendment or supplement to the Information Statement shall be made by the Company without providing the Purchaser and its counsel a reasonable opportunity to review any such amendment or supplement, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel.

(b)  Notwithstanding the foregoing, in the event that the Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares on a fully diluted basis pursuant to the Offer or otherwise in accordance with the provisions hereof, the parties hereto agree, at the request of the Purchaser and subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the shareholders of the Company, in accordance with Section 253 of the DGCL and Section 1110 of the CGCL.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1  Conversion of Capital Stock . As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or the Purchaser:

(a)  Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall remain outstanding and be one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)  Cancellation of Treasury Stock and Purchaser-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by the Purchaser or any wholly-owned Subsidiary of the Purchaser shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Shares. Each issued and outstanding Share (other than the Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Offer Consideration (together with any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 2.2(d)) (collectively, the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

Section 2.2  Exchange of Certificates. (a) Merger Exchange Fund. Prior to the Effective Time, the Purchaser shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of the Shares, the aggregate Merger Consideration, including (i) certificates representing the shares of Purchaser Common Stock issuable to such holders in the Merger pursuant to Section 2.1 and (ii) any cash in lieu of fractional shares of Purchaser Common Stock to be paid pursuant to Section 2.2(d) (such cash and certificates for shares of Purchaser Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as, the “Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, make cash payments and deliver the shares of Purchaser Common Stock contemplated to be issued pursuant to Section 2.1 out of the Merger Exchange Fund.

(b)  Exchange Procedures. Promptly after the Effective Time, the Purchaser shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Purchaser may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Purchaser, together with such letter of transmittal, properly completed and duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a check representing (I) cash in lieu of any fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(d) and (II) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (y) a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive in respect of each Share formerly represented by such Certificate (after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.2, without interest thereon.

(c)  Distributions with Respect to Unexchanged Shares of Purchaser Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Purchaser Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Purchaser Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 2.2(d), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, Tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) the amount of any cash payable with respect to a fractional share of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Purchaser Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Purchaser Common Stock.

(d)  No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. In lieu of any such fractional shares, each shareholder who would otherwise be entitled to a fractional share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would have been received by such shareholder) shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying (i) the closing price of a share of Purchaser Common Stock as reported on the Nasdaq on the date of the Effective Time by (ii) the fractional share interest to which such shareholder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(e)  Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Shares formerly represented thereby, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f)  Termination of Merger Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any consideration (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed (or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)  Withholding Rights. The Purchaser, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts that the Purchaser, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable state, local or foreign law. To the extent that amounts are so withheld by the Purchaser, the Surviving Corporation or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Purchaser, the Surviving Corporation or the Exchange Agent.

(h)  Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Purchaser or the Surviving Corporation, the posting by such Person of a bond if the fair market value of the Shares formerly represented by such Certificate exceeds $3,000, in such reasonable amount as the Purchaser or the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate (i) a check representing (x) cash in lieu of any fractional shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.2(d) and (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (ii) a certificate representing that number of whole shares of Purchaser Common Stock which such holder has the right to receive in respect of each Share formerly represented by such Certificate (after taking into account all Shares then held by such holder).

Section 2.3   Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, any Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Chapter 13 of the CGCL (the “Dissenters Provisions”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration.

(b)  The Company shall serve prompt notice to the Purchaser of any demands received by the Company for dissenter’s rights of any Shares, and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of the Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which dissenter’s rights have been perfected shall be returned to the Purchaser upon demand.

Section 2.4  Top-Up Option. (a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by the Purchaser at the time of such exercise, shall constitute one (1) Share more than ninety percent (90%) of the Shares then outstanding, on a fully diluted basis, at a price per Top-Up Option Share equal to the Offer Consideration, payable (at the Purchaser’s option) in shares of Purchaser Common Stock or cash in an amount equal to the value of the Offer Consideration; provided, however, that the Top-Up Option shall not be exercisable, unless immediately after such exercise the Purchaser would own more than ninety percent (90%) of the Shares then outstanding, on a fully diluted basis; provided, further, that the Top-Up Option shall not be exercisable to the extent doing so would cause the merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)  The Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Effective Time. For purposes of this Agreement, a “Top-Up Exercise Event” shall occur if the Purchaser shall have accepted at least a majority of the Shares then outstanding, on a fully diluted basis, for exchange pursuant to the Offer (including, without limitation, any subsequent offering that the Purchaser may elect to extend pursuant to the terms and conditions of this Agreement) but constituting, together with the number of Shares owned by the Purchaser at the time of such acceptance, less than ninety percent (90%) of the Shares then outstanding, on a fully diluted basis.

(c)  In the event the Purchaser wishes to exercise the Top-Up Option, the Purchaser shall send to the Company a written notice (a “Top-Up Exercise Notice,” and the date of which notice is referred to herein as the “Top-Up Notice Date”) specifying the denominations of the certificate or certificates evidencing the Top-Up Option Shares which the Purchaser wishes to receive, and the place, time and date for the closing of the purchase and sale of the Top-Up Option Shares pursuant to the Top-Up Option (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Purchaser confirming the number of Top-Up Option Shares and the aggregate purchase price therefore (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, by, at the Purchaser’s option, (i) delivery of shares of Purchaser Common Stock or (ii) wire transfer of same day funds to a bank account designated by the Company, and the Company shall cause to be issued to the Purchaser a certificate or certificates representing the Top-Up Option Shares. Upon delivery by the Purchaser to the Company of the Top-Up Exercise Notice, and the payment of the consideration described in the immediately preceding sentence, the Purchaser shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to the Purchaser or the Company shall have failed or refused to designate the bank account described in the immediately preceding sentence.

(d)  Subject to the terms and conditions hereof, and for so long as this Agreement has not been terminated pursuant to Section 8.1, the Company agrees that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued Shares issuable pursuant to this Agreement so that the Top-Up Option may be exercised without additional authorization of Shares, after giving effect to all other options, warrants, convertible securities and other rights to purchase Shares.

Section 2.5  Treatment of Company Options, SARs and Restricted Stock. (a) At or prior to the Closing, the administrator of the Company Stock Plans shall have resolved under the Company Stock Plans (including under Section 7.2(b) of the Company’s 1996 Stock Incentive Plan, Section 6.1.2 of the Company’s 2000 Nonqualified Stock Option Plan and Section 6.1.2 of the Company’s 2005 Equity Incentive Plan) to determine that each unexercised option to purchase Shares (“Company Options”) and stock appreciation right (“SAR”), whether settled in cash or Shares, granted pursuant to such Company Stock Plans shall terminate immediately prior to the Effective Time (collectively, the “Canceled Stock Rights”) without the payment of consideration to the holders thereof, and the Company will take all necessary and appropriate action to effect the termination of all Canceled Stock Rights (including, but not limited to, the giving of any notice required under any agreement relating to the Canceled Stock Rights), in each case without any Liability to the Company or the Surviving Corporation.

(b)  Upon the consummation of the Offer each Share subject to restrictions and forfeiture (“Restricted Stock”) granted pursuant to the Company Stock Plans will, by its terms and with no action of the Company, be fully vested. The vesting of Restricted Stock shall be net of all applicable withholding Taxes.

Section 2.6  Affiliates. Notwithstanding anything to the contrary herein, no shares of Purchaser Common Stock shall be delivered to a Person who may be deemed an “affiliate” of the Company in accordance with Section 6.9 hereof for purposes of Rule 145 under the Securities Act until such Person has executed and delivered to the Purchaser an executed copy of the affiliate letter contemplated in Section 6.9 hereof.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered to the Purchaser immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to the Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

Notwithstanding anything to the contrary in this Agreement, except for the representations and warranties that are contained in Sections 3.1 to 3.7, 3.10, 3.12, 3.16, 3.18, 3.19, 3.20, 3.23 and 3.24, none of the Company’s representations or warranties that are contained in this Article III shall be deemed to have been made with respect to (and none of such representations or warranties shall be deemed to apply or refer to) any Assets or Liabilities other than (i) the Acquired Assets, (ii) the Retained Liabilities, or (iii) the ADS Business.

Section 3.1  Organization. (a) The Company and each of the Company Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, operate and lease the Acquired Assets and to conduct the ADS Business as it is now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of the ADS Business or the ownership, leasing or operation of the Acquired Assets makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all foreign jurisdictions in which the Company and each Company Subsidiary is so qualified or licensed and in good standing. The Company has delivered to or made available to the Purchaser prior to the execution of this Agreement true, complete and correct copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents.

(b)  Subsidiaries. Other than International Video Conversions, Inc., a California corporation, the Company does not directly or indirectly beneficially own or hold any Equity Interests in any other Person. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens.

Section 3.2  Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares, (ii) 5,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”), and (iii) 400,000 shares of Series A junior participating preferred stock, no par value per share (the “Junior Preferred Stock”). As of March 31, 2007, (i) 9,984,746 Shares were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no shares of Junior Preferred Stock were issued and outstanding, (iv) no Shares were issued and held in the treasury of the Company or otherwise owned by the Company and (v) a total of 3,667,570 Shares were reserved for issuance pursuant to the Company Stock Plans of which 2,182,420 Shares were subject to outstanding Company Options and SARs (collectively, the “Company Stock Rights”). All of the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Company Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except for issuances of Shares pursuant to the Company Stock Rights described in the first sentence of Section 3.2(b), since March 31, 2007, the Company has not issued any Shares or designated or issued any shares of Company Preferred Stock or Junior Preferred Stock. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Stock Rights described in the first sentence of Section 3.2(b), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company, any Company Subsidiary or other Person. No Company Subsidiary owns any Shares.

(b)  As of March 31, 2007, the Company had outstanding Company Options to purchase 2,182,420 Shares, no SARs and no shares of Restricted Stock granted under the Company Stock Plans. All of such Company Stock Rights and Restricted Stock have been granted to employees or directors of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice pursuant to the Company Stock Plans. Since March 31, 2007, the Company has not granted any Company Stock Rights or shares of Restricted Stock. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Stock Rights and shares of Restricted Stock as of March 31, 2007 and (i) the date of their grant and the portion of which that is vested as of March 31, 2007 and if applicable, the exercise price therefor, (ii) the date upon which each Company Stock Right would normally be expected to expire absent termination of employment or other acceleration and (iii) whether or not such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(c)  There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any Shares or any capital stock of, or other Equity Interest in, the Company, any of the Company Subsidiaries or other Person. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.

Section 3.3  Authorization; Validity of Agreement; Company Action.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, subject, in the case of the Merger, to the approval of this Agreement by the holder(s) of a majority of all of the Shares entitled to be cast, if required by applicable law. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)  The Company Rights Agreement has been amended so that, until the valid termination of this Agreement in accordance with Article VIII hereto: (i) the Purchaser and each Purchaser Subsidiary are each exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Shares Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Offer, the Merger and the other Transactions and (ii) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. The Company has previously provided a true, complete and correct copy of the Company Rights Agreement and all amendments thereto through the date hereof to the Purchaser.

Section 3.4  Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offer, the Merger and other Transactions are advisable, fair to, and in the best interests of the Company and its shareholders; (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions and (iii) recommended that the shareholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger, if required by applicable law. No further corporate action is required by the Company Board of Directors, pursuant to the CGCL or otherwise, in order for the Company to approve this Agreement or the Transactions, including the Merger, subject to the approval of this Agreement by the holder(s) of a majority of all of the Shares entitled to be cast, if required by applicable law, as contemplated by Section 1.10, which is the only shareholder vote that is required for approval of this Agreement and the consummation of the Merger by the Company. The Company has been advised by its directors and officers that they intend to tender all Shares beneficially owned by them into the Offer.

Section 3.5  Consents and Approvals; No Violations. Except as set forth in Section 3.5 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for exchange or acquisition of the Shares pursuant to the Offer, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational (a “Governmental Entity”) or any other Person (except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any state securities or Blue Sky laws, (B) any filings as may be required under the DGCL or the CGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or (D) the filing with the SEC and the Nasdaq of (1) the Schedule 14D-9, (2) an Information Statement, if required by applicable law, (3) the information required by Rule 14f-1 under the Exchange Act, (4) the Form 10 and (5) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Offer and the Merger), (iii) result in a modification, violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, vesting, amendment, cancellation or acceleration) under, or require any consent or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, understanding or agreement, whether oral or written, or other instrument or obligation to which the Company or any Company Subsidiary is a party (or by which any of them or any of their respective properties or assets is bound) (the “Company Agreements”), (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any of the Acquired Assets held by the Company or any of the Company Subsidiaries, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in the case of clauses (ii), (iii), (iv) or (v) where (w) any failure to obtain such permits, authorizations, consents or approvals, (x) any failure to make such filings, (y) any creation or imposition of such Lien, or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the Offer, the Merger or any of the other Transactions.

Section 3.6  Company SEC Documents and Company Financial Statements. (a) The Company and each Company Subsidiary has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including December 31, 2003 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents, as amended or supplemented prior to the date hereof (collectively, the “Company Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

(b)  Without limiting the generality of Section 3.6(a), (i) Singer Lewak Greenbaum & Goldstein LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(c)  The Company represents and warrants that, by reason of the Company’s status as a “non-accelerated filer,” the Company is not yet required to comply with the provisions of Section 404 of the Sarbanes-Oxley Act and the rules of the SEC thereunder regarding internal control over financial reporting, and, assuming such representation and warranty is true and accurate, the Purchaser acknowledges that the Company shall not be construed as representing or warranting in this Agreement that it is in compliance with Section 404 of the Sarbanes-Oxley Act or the SEC rules thereunder.

Section 3.7  Internal Controls; Sarbanes-Oxley Act. The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to the Purchaser) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

Section 3.8  Absence of Certain Changes. (a) Except as contemplated by this Agreement and except as set forth in Section 3.8 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since December 31, 2006 (the “Balance Sheet Date”), the Company and each Company Subsidiary has conducted the ADS Business in the ordinary course of business consistent with past practice.

(b) From the Balance Sheet Date through the date of this Agreement (i) no fact(s), change(s), event(s), development(s) or circumstance(s) relating to the ADS Business, the Acquired Assets or the Retained Liabilities has occurred, arisen, come into existence or become known, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) no action has been taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

Section 3.9  No Undisclosed Liabilities. Except (a) as disclosed in the Company SEC Documents filed prior to the date hereof or the Company Financial Statements included therein, (b) for Retained Liabilities incurred since the Balance Sheet Date that would not or would not reasonably be expected to, individually or in the aggregate, be in excess of $25,000, (c) for Retained Liabilities incurred under this Agreement or in connection with the Transactions and (d) for Retained Liabilities incurred under any Company Agreement other than Retained Liabilities due to breaches thereunder, neither the Company nor any Company Subsidiary has incurred any Retained Liabilities required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto. The Company’s accruals for loss contingencies relating to the ADS Business, the Acquired Assets or the Retained Liabilities reflected in its balance sheet included in its most recent report on Form 10-K filed prior to the date hereof are the only accruals which would be required under Statement of Financial Accounting Standards No. 5 with regard to such loss contingencies of the Company existing on the date hereof or hereafter, except for such losses which, in the aggregate, do not exceed $25,000.

Section 3.10  Litigation. Except as set forth on Section 3.10 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in law or equity, pending against (or, to the Company’s knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary (or any of their respective rights or properties) or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such). None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, judgment, award or other finding where the amount at issue exceeds $25,000 or which would reasonably be expected to prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

Section 3.11  Employee Benefit Plans; ERISA. (a) With respect to the ADS Employees, Section 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employee benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributed or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any Liability, in each case, for or to any current or former ADS Employees (collectively, the “Company Benefit Plans”).

(b)  All Company Benefit Plans that are intended to be subject to Code Section 401(a) and any trust agreement that is intended to be tax exempt under Code Section 501(a) have been determined by the Internal Revenue Service to be qualified under Code Section 401(a) and exempt from taxation under Code Section 501(a), and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification of any such plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:  (i) each Company Benefit Plan and any related trust subject to ERISA complies with and has been administered in substantial compliance with, (A) the provisions of ERISA, (B) all provisions of the Code, (C) all other applicable laws and (D) its terms and the terms of any collective bargaining or collective labor agreements; (ii) neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance; (iii) there are no unresolved claims or disputes under the terms of, or in connection with, the Company Benefit Plans other than claims for benefits which are payable in the ordinary course; (iv) there has not been any “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan; (v) no litigation has been commenced with respect to any Company Benefit Plan and, to the knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); (vi) there are no governmental audits or investigations pending or, to the knowledge of the Company, threatened in connection with any Company Benefit Plan; and (vii) to the knowledge of the Company, there are not any facts that could give rise to any liability in the event of any governmental audit or investigation.

(c)  Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company (as defined below) (i) sponsors or contributes to a Company Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Company Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any Liability under Title IV of ERISA with respect to a Company Benefit Plan, either directly or through any ERISA Affiliate; and (iv) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by applicable law).

(d)  With respect of each of the Company Benefit Plans which is subject to Title IV of ERISA, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. No Company Benefit Plan nor any trust established under a Company Benefit Plan has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Benefit Plans ended prior to the date of this Agreement.

(e)  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed by the Company or any Company Subsidiary with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed.

(f)  Section 3.11(f) of the Company Disclosure Schedule discloses whether each Company Benefit Plan that is an employee welfare benefit plan is (i) unfunded or self-insured, (ii) funded through a “welfare benefit fund”, as such term is defined in Code Section 419(e) or other funding mechanism or (iii) insured. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each such employee welfare benefit plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability (other than benefits then payable under such plan without regard to such amendment or termination) to the Company or any Company Subsidiary at any time. The Company and each Company Subsidiary complies in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar state statute with respect to each Company Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute. Neither the Company nor any Company Subsidiary has any material obligations for retiree health or life insurance benefits under any Company Benefit Plan (other than for continuation coverage under Section 4980B(f) of the Code).

(g)  Except as may be required by applicable law, or as contemplated under this Agreement, neither the Company nor any Company Subsidiary has any plan or commitment to create any additional Company Benefit Plans, or to amend or modify any existing Company Benefit Plan in such a manner as to materially increase the cost of such Company Benefit Plan to the Company or any Company Subsidiary.

(h)  Section 3.11(h) of the Company Disclosure Schedule discloses: (i) each material payment (including any bonus, severance, unemployment compensation, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former ADS Employee under any Company Benefit Plan; (ii) any increase in any material respect any benefit otherwise payable under any Company Benefit Plan; (iii) any acceleration in any material respect of the time of payment or vesting of any such benefits under any Company Benefit Plan; or (iv) any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Benefit Plan in each case caused or triggered by the execution and delivery of this Agreement or the consummation of the Offer, the Merger or the other Transactions. No payment or benefit which has been, will or may be made by the Company or any Company Subsidiary with respect to any current or former ADS Employee located in the United States in connection with the execution and delivery of this Agreement or the consummation of the Transactions would be characterized as an “excess parachute payment” with the meaning of Section 280G(b)(1) of the Code or fail to be deductible under Section 162(m) of the Code.

(i)  True, correct and complete copies have been delivered or made available to the Purchaser by the Company of all Company Benefit Plans (including all amendments and attachments thereto); written summaries of any Company Benefit Plan not in writing, all related trust documents; all insurance contracts or other funding arrangements to the degree applicable; the two (2) most recent annual information filings (Form 5500) and annual financial reports for those Company Benefit Plans (where required); the most recent determination letter from the Internal Revenue Service (where required); and the most recent summary plan descriptions for the Company Benefit Plans and in respect of defined Company Benefit Plans, the most recent actuarial valuation and any subsequent valuation or funding advice (including draft valuations).

(j)  None of the Company or any Company Subsidiary has entered into any contract, agreement, arrangement or understanding with any officer or director of the Company or any Company Subsidiary in connection with or in contemplation of the Transactions.

(k)  None of the Company nor any Company Subsidiary has any non-U.S. employees.

Section 3.12  Taxes.  (a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all income Tax Returns and other material Tax Returns required to be filed by them, and all such Tax Returns are complete and correct in all material respects. All Taxes due and payable by the Company and each Company Subsidiary have been paid, and the Company and each Company Subsidiary have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid. The Company has delivered or made available and will continue to make available to the Purchaser complete and accurate copies of all material Tax Returns relating to any Tax periods of the Company or any Company Subsidiary for which the statute of limitations has not expired.

(b)  There are currently no deficiencies for Taxes that have been claimed, proposed or assessed by any Governmental Entity against the Company or any Company Subsidiary for which adequate reserves have not been provided in the Company Financial Statements. There are no pending, or, to the Company’s knowledge, any threatened audits or other administrative proceedings or court proceedings with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary. There are no matters under discussion with any Governmental Entity with respect to Taxes.

(c)  The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d)  To the knowledge of the Company, no payment of any consideration with respect to the Offer or the Merger is subject to withholding under Section 1441 or 1445 of the Code.

(e)  None of the Company or any Company Subsidiary has engaged in a transaction similar to any “reportable transaction” or “listed transaction” within the meaning of current, former or temporary Treasury Regulation Section 1.6011-4 for which there is no amount reflected in the financial statements of the Company or relevant Company Subsidiary.

(f)  Neither the Company nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.13  Contracts. Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, or as disclosed in Section 3.13 of the Company Disclosure Schedule, there is no Company Agreement relating to the ADS Business, the Acquired Assets or the Retained Liabilities (a) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits to any party of which will be calculated on the basis of any of the Transactions (except as disclosed pursuant to Section 3.11) or (b) which, as of the date hereof, (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) involves aggregate expenditures in excess of $50,000 per annum, (iii) involves aggregate expenditures in excess of $50,000 and was not entered into in the ordinary course of business, (iv) contains “take or pay” provisions applicable to the Company or any Company Subsidiary, (v) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company’s current or future affiliates, or which restricts the conduct of any line of business by the Company, any of the Company’s current or future affiliates, any Company Subsidiary or any geographic area in which the Company, any Company Subsidiary or any of the Company’s current or future affiliates may conduct business, in each case in any respect, (vi) would reasonably be expected to prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions or (vii) is necessary for the conduct of the ADS Business as currently conducted but constitutes an Excluded Asset. Each contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract”. Each Company Agreement relating to the ADS Business, the Acquired Assets or the Retained Liabilities is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, as applicable, and in full force and effect, and the Company and each Company Subsidiary has performed all obligations required to be performed by it under each such Company Agreement and, to the Company’s knowledge, each other party to each such Company Agreement has performed all obligations required to be performed by it under such Company Agreement, except as would not, or would not be reasonably expected to, individually or in the aggregate, (1) prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Agreement relating to the ADS Business, the Acquired Assets or the Retained Liabilities except for violations or defaults that would not, or would not be reasonably expected to, individually or in the aggregate, (1) prohibit or materially delay consummation of the Offer, the Merger or any of the other Transactions, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (3) result in a Company Material Adverse Effect.

The Company has delivered to the Purchaser or provided to the Purchaser for review, prior to the execution of this Agreement, true, complete and correct copies of all of the Company Material Contracts or other Company Agreements relating to the ADS Business, the Acquired Assets or the Retained Liabilities required to be disclosed in Section 3.13 of the Company Disclosure Schedule, which are not filed as exhibits to the Company SEC Documents and the Company Material Contracts or other Company Agreements required to be disclosed in Section 3.13 of the Company Disclosure Schedule filed as exhibits to the Company SEC Documents are true, complete and correct copies of such contracts.

Section 3.14  Title to Properties; Encumbrances. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets except where the failure to have such good, valid and marketable title has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; in each case subject to no Liens, except for (a) Liens reflected in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of the Balance Sheet Date, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such properties by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) purchase money Liens incurred in the ordinary course of business, and (e) materialmen’s, mechanics’, carriers’, workmens’, warehousemens’, repairmens’ and other like Liens arising in the ordinary course of business, or deposits to retain the release of such Liens (the foregoing Liens (a)-(e), “Permitted Liens”). The Company and each of the Company Subsidiaries is in compliance with the terms of all material leases of Acquired Assets to which it is a party. All such material leases are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases. The Acquired Assets are sufficient to conduct the ADS Business as currently conducted as a division of the Company. The Company’s general ledger attached to the Contribution Agreement is complete and accurate in all material respects as of the date hereof and, after being updated between the date hereof and the Acceptance Date, will be complete and accurate in all material respects as of the Acceptance Date.

Section 3.15  Intellectual Property

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Company Subsidiary owns free and clear of all Liens or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property used in the ADS Business (“Company Intellectual Property”) in each case in substantially the same manner as such Company Intellectual Property is used in connection with the ADS Business as conducted on the date hereof. Except as set forth in Section 3.15 of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) no written claim of invalidity or conflicting ownership rights has been made or, to the Company’s knowledge, threatened by a third party with respect to any Company Intellectual Property and no Company Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding, (b) no registration for any Company Intellectual Property has been cancelled, abandoned or adjudicated invalid, (c) no Person has given notice to the Company or any Company Subsidiary that the use of any Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any third party’s domestic or foreign rights in or to any Intellectual Property, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential or proprietary information or know-how, (d) to the Company’s knowledge, none of the Company Intellectual Property has been or is currently being infringed, misappropriated or otherwise violated by any third party, (e) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution or publishing of any process, machine or product, or any component thereof, does not and will not infringe any domestic or foreign rights of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential or proprietary information or know-how of any third party, (f) there exists no prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Company Intellectual Property, (g) the Company and each Company Subsidiary has taken reasonable measures to safeguard the confidentiality and value of all Company Intellectual Property comprising trade secrets or other confidential information, (h) no third party has any joint ownership interest in or to any Company Intellectual Property in which the Company or any Company Subsidiary claims an ownership right and (i) the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions will not breach, violate or conflict with any instrument or agreement concerning any Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any rights in or to the Company Intellectual Property or impair the right of the Purchaser or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any Company Intellectual Property in the same manner as the Company has prior to the date hereof.

(b)  To the Company’s knowledge, all Software that is reasonably necessary for the conduct of the ADS Business as it is currently conducted was developed by either (i) employees of the Company within the scope of their employment or under obligation to assign all of their rights to the Company pursuant to a written agreement or (ii) agents, consultants, or independent contractors who have assigned or are obligated to assign all of their rights in such Software to the Company pursuant to a written agreement. Without limiting the foregoing, to the Company’s knowledge, all former and current employees, agents, consultants and independent contractors of the Company or any of the Company Subsidiaries who were or are members of management or who have contributed or participated in the conception or development of Technology that is reasonably necessary for the conduct of the ADS Business as it is currently conducted, or are or will be contributing to or participating in such conception or development, have assigned or otherwise transferred, or are obligated to assign or otherwise transfer pursuant to a written agreement, to the Company all of their rights in any such Technology.

(c)  To the Company’s knowledge, no Software or other material that is distributed as “free software,” “open source software,” or under a similar licensing or distribution model is incorporated into, combined with, or distributed in conjunction with any product of the ADS Business (“Incorporated Open Source Materials”). To the Company’s knowledge, none of the Incorporated Open Source Materials are licensed under terms that create, or purport to create, obligations for the Company or any of the Company Subsidiaries with respect to its or their Technology that is reasonably necessary for the conduct of the ADS Business as it is currently conducted or that grant, or purport to grant, to any third Person, any rights to such Technology or any immunities under such Intellectual Property (including but not limited to using any Incorporated Open Source Materials that require, as a condition of use, modification and/or distribution, that other Software incorporated into, derived from or distributed with such Incorporated Open Source Materials be (i) disclosed or distributed in source code form, (ii) disclosed for the purpose of making derivative works, or (iii) redistributable at no charge).

Section 3.16  Labor Matters

(a) Neither the Company nor any Company Subsidiary is or has been a party to any collective bargaining or other labor union or foreign work council contract applicable to Persons employed by the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any Company Subsidiary or any of their respective representatives or employees has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.

(b)  With respect to the ADS Business, the Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations with respect to employment, employment practices, and terms, conditions and classification of employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety and the Workers’ Adjustment and Retraining Notification Act).

Section 3.17  Compliance with Laws; Permits

(a) The Company and the Company Subsidiaries have complied and are in compliance with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Government Entities relating to the ADS Business, the Acquired Assets or the Retained Liabilities, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for instances of possible noncompliance that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All licenses, authorizations, consents, permits and approvals relating to the ADS Business, the Acquired Assets or the Retained Liabilities required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)  The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate the Acquired Assets or to carry on the ADS Business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)  None of the Company or any of the Company Subsidiaries, any of their respective directors, officers, agents, employees or representatives (in each case acting in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Entity, in the United States or any other country, that was illegal under any applicable law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges or (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, except, in each case, for such payments, violations, conduct or other practices that have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18  Information in the Information Statement.The Information Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company’s shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Purchaser for inclusion in the Information Statement. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The representations and warranties that are contained in this Section 3.18 are limited to information provided by the Company prior to the Acceptance Date for inclusion in the Information Statement and do not apply to any actions or omissions that occur on or after the Acceptance Date.

Section 3.19  Information in the Registration Statement, the Offer Documents and the Schedule 14D-9.The information supplied by the Company prior to the Acceptance Date expressly for inclusion in the Registration Statement will not (at the time it becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company prior to the Acceptance Date expressly for inclusion in the Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and will not (at the time the Schedule 14D-9, or any amendment or supplement thereto, is filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by the Purchaser for inclusion therein.

Section 3.20  Opinion of Financial Advisor.The Company has received the opinion of Marshall & Stevens, Incorporated (the “Company Financial Advisor”), to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the holders of the Shares is fair to such shareholders from a financial point of view, and such opinion has not been modified or withdrawn. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Offer Documents, the Schedule 14D-9 and the Information Statement.

Section 3.21  Insurance.With respect to the ADS Business, the Company maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to the ADS Business (taking into account the cost and availability of such insurance). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. Neither the Company nor any Company Subsidiary is in material breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any of the insurance policies. The consummation of the Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

Section 3.22  Environmental Laws and Regulations.Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in Section 3.22 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, (i) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, (ii) the Company and each of Company Subsidiary is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (iii) there are no past, pending or, to the Company’s knowledge, threatened Environmental Claims against the Company or any of the Company Subsidiaries with respect to the ADS Business or any Company Property and (iv) there are no facts or circumstances, conditions or occurrences regarding the ADS Business or any Company Property that would reasonably be expected to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property.

Section 3.23  Brokers; Expenses.

(a) No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of Company.

(b) Section 3.23 of the Company Disclosure Schedule sets forth a good faith estimate of all third party fees and expenses agreed to, or expected to be incurred, by the Company or any Company Subsidiary in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transactions, including the portion of such fees and expenses that the Purchaser is responsible for paying. The fee payable by the Company to the Company Financial Advisor shall not exceed the amount specified in Section 3.23 of the Company Disclosure Schedule. True, complete and correct copies of all agreements between the Company and the Company Financial Advisor concerning this Agreement and the Transactions, including, without limitation, any fee arrangements, have been previously provided to the Purchaser, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

Section 3.24  Takeover Statutes. The Company Board of Directors and the Company have taken all action necessary to irrevocably render inapplicable to the Transactions, during the period from the date of this Agreement until the termination of this Agreement, the Company Rights and each and every state takeover statute or similar statute or regulation that applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction.

Section 3.25  Customers. The documents and information supplied by the Company to the Purchaser or any of its representatives in connection with this Agreement with respect to relationships and volumes of ADS Business done with its significant customers are accurate in all material respects. During the last twelve (12) months, the Company has not received any notice of termination from any of the ten (10) largest customers of the Company relating to the ADS Business or any information that any such customer intends to materially decrease the amount of ADS Business that it does with the Company.

Section 3.26  Unaudited Income Statement. Attached as Section 3.26 of the Company Disclosure Schedule is a true and complete copy of the unaudited pro forma consolidated statement of income of the Company and its consolidated Subsidiaries for the ADS Business for the twelve-month period ended December 31, 2006 (the “Unaudited Income Statement”). The audited pro forma consolidated statement of income of the Company and its consolidated Subsidiaries for the ADS Business for such twelve-month period (the “Audited Income Statement” ) accompanying the unqualified opinion and report by Singer Lewak Greenbaum & Goldstein LLP to be delivered to the Purchaser pursuant to Section 6.13 will not differ materially from the Unaudited Income Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Company as follows:

Section 4.1  Organization. The Purchaser and each of the Purchaser Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, operate and lease its properties and assets and to conduct its business as it is now being conducted, except, as to the Purchaser Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. The Purchaser and each of the Purchaser Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2  Subsidiaries. Exhibit 21.1 to the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, includes all the Purchaser Subsidiaries that, as of the date of this Agreement, are “Significant Subsidiaries” (as defined in Rule 1-02 of Regulation S-X of the SEC). All outstanding shares of capital stock of, or other Equity Interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Purchaser, free and clear of any Liens. Other than the Purchaser Subsidiaries, the Purchaser does not directly or indirectly beneficially own any Equity Interests in any other Person except for non-controlling investments made in the ordinary course of business in entities which are not individually or in the aggregate material to the Purchaser and the Purchaser Subsidiaries as a whole.

Section 4.3  Capitalization. (a) The authorized capital stock of the Purchaser consists of (i) 200,000,000 shares of Purchaser Common Stock and (ii) 15,000,000 shares of preferred stock, $0.001 par value per share (the “Purchaser Preferred Stock”). As of March 31, 2007, 2007, (i) 15,793,396 and 15,849,766 shares of Purchaser Common Stock were issued and outstanding, respectively, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 56,370 shares of Purchaser Common Stock were issued and held in the treasury of the Purchaser or otherwise owned by the Purchaser, (iv) 1,751,195 shares of Purchaser Common Stock were reserved for issuance pursuant to the Purchaser Stock Plans, of which 553,695 shares of Purchaser Common Stock were subject to outstanding options to purchase shares of Purchaser Common Stock (“Purchaser Options”) granted pursuant to the Purchaser Stock Plans and (v) 660,491 shares of Purchaser Common Stock were subject to Warrants (collectively with Purchaser Options, the “Purchaser Stock Rights”). All of the outstanding shares of the Purchaser’s capital stock are, and all shares of Purchaser Common Stock which may be issued pursuant to the exercise of outstanding Purchaser Stock Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. Since March 31, 2007, the Purchaser has not issued any shares of Purchaser Common Stock or designated or issued any shares of Purchaser Preferred Stock. There is no Voting Debt of the Purchaser or any Purchaser Subsidiary issued and outstanding. Except for the Purchaser Stock Rights, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to, or the value of which is determined in reference to, the issued or unissued capital stock of the Purchaser or any Purchaser Subsidiary, obligating the Purchaser or any Purchaser Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other Equity Interest in, the Purchaser or any Purchaser Subsidiary or (y) outstanding contractual obligations of the Purchaser or any Purchaser Subsidiary to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital stock of, or other Equity Interests in, the Purchaser or any Purchaser Subsidiary or any affiliate of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Purchaser or any Purchaser Subsidiary. No Purchaser Subsidiary owns any shares of Purchaser Common Stock.

(b)  There are no voting trusts or other agreements or understandings to which the Purchaser or any Purchaser Subsidiary is a party with respect to the voting of shares of Purchaser Common Stock or any capital stock of, or other Equity Interest in, the Purchaser, any of the Purchaser Subsidiaries or other Person.

(c)  The shares of Purchaser Common Stock to be issued pursuant to the Offer and the Merger in accordance with Section 1.1 and Section 2.1 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Purchaser’s articles of incorporation or bylaws (the “Purchaser Governing Documents” ) or any agreement to which the Purchaser is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable state securities or Blue Sky laws.

Section 4.4  Authorization; Validity of Agreement; Purchaser Action. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Purchaser of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.5  Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Purchaser, the consummation by the Purchaser of the Transactions or compliance by the Purchaser with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Purchaser Governing Documents or the organizational documents of any Purchaser Subsidiary, (ii) require any filing by the Purchaser or any Purchaser Subsidiary with, or the permit, authorization, consent or approval of, any Governmental Entity or any other Person (except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act or any state securities or Blue Sky laws, (B) any filings as may be required under the CGCL or the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the HSR Act or (D) the filing with the SEC of (1) the Schedule TO and (2) the Registration Statement), (iii) result in a modification, violation or breach of, constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, or require any consent or approval under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, understanding or agreement, whether oral or written, or other instrument or obligation to which the Purchaser or any Significant Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the “Purchaser Agreements”), or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any Purchaser Subsidiaries or any of their respective properties or assets; except in the case of clauses (ii) or (iii) where (x) any failure to obtain such permits, authorizations, consent or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or have a material adverse effect on the ability of the Purchaser to consummate the Offer, the Merger or any of the other Transactions.

Section 4.6  Purchaser SEC Documents and Purchaser Financial Statements. The Purchaser and each of the Purchaser Subsidiaries has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including December 31, 2003 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by the Purchaser and each Purchaser Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “Purchaser SEC Documents”). As of their respective dates the Purchaser SEC Documents (a) did not (or with respect to Purchaser SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Purchaser Subsidiaries is currently required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Purchaser and its consolidated Subsidiaries included in the Purchaser SEC Documents, as amended or supplemented prior to the date hereof (collectively, the “Purchaser Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Purchaser and its consolidated Subsidiaries in all material respects, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows of the Purchaser and its consolidated Subsidiaries as of the times and for the periods referred to therein.

Section 4.7  Litigation. There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the Purchaser’s knowledge, threatened against or naming as a party thereto), the Purchaser or any Purchaser Subsidiary (or any of their respective rights or properties) or any executive officer or director of the Purchaser or any Purchaser Subsidiary (in their capacity as such), which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. None of the Purchaser or any Purchaser Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, judgment, award or other finding, which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or prohibit or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

Section 4.8  No Undisclosed Liabilities. Except (a) as disclosed in the Purchaser SEC Documents filed prior to the date hereof or the Purchaser Financial Statements included therein, (b) for Liabilities incurred since December 31, 2006 that would not or would not reasonably be expected to, individually or in the aggregate, be in excess of $250,000, (c) for Liabilities incurred under this Agreement or in connection with the Transactions and (d) for Liabilities incurred under any Purchaser Agreement other than Liabilities due to breaches thereunder, neither the Purchaser nor any Purchaser Subsidiary has incurred any Liabilities required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Purchaser or any Purchaser Subsidiary or in the notes thereto.

Section 4.9  Absence of Purchaser Material Adverse Effect. From December 31, 2006 through the date of this Agreement, no fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen, come into existence or become known, which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.10  Information in the Information Statement. None of the information supplied by the Purchaser in writing expressly for inclusion or incorporation by reference in the Information Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s shareholders and at the time of any meeting of Company shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.11  Information in the Registration Statement, the Offer Documents and the Schedule 14D-9. The Registration Statement will not (at the time it becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the Registration Statement. The Offer Documents will not (at the respective times such materials, or any amendments or supplements thereto, are filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Purchaser with respect to statements made therein based on information supplied by the Company for inclusion in the or the Offer Documents. Each of the Registration Statement and the Offer Documents will comply as to form in all material respects with applicable federal securities laws and the rules and regulations thereunder. The information supplied by the Purchaser expressly for inclusion in the Schedule 14D-9 will not (at the time the Schedule 14D-9, or any amendment or supplement thereto, is filed with the SEC, first published, sent or given to shareholders of the Company, the Offer expires or shares of Purchaser Common Stock are delivered in connection with the Offer, or at the Effective Time, as the case may be) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.12  No Vote Required. No vote of the shareholders of the Purchaser is required by law, the Purchaser Governing Documents or otherwise in order for the Purchaser to consummate the Transactions.

Section 4.13  Ownership of Shares. As of the date of this Agreement, the Purchaser owns 1,612,436 Shares.

Section 4.14  Tax Matters. Neither the Purchaser nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Purchaser is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.15  Brokers; Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Purchaser, other than those Persons the fees and expenses of which will be paid by the Purchaser.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Interim Operations of the Company. Except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement (including with respect to the consummation of the Contribution and the Spin-Off) or as agreed in writing by the Purchaser, from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article VIII hereto and (B) the time the designees of the Purchaser have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to Section 1.3 (the “Appointment Date”), the Company shall, and shall cause the Company Subsidiaries to, (i) conduct the ADS Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the ADS Business present business organizations, (iii) use commercially reasonable efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees who are employed in the ADS Business, (iv) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations relating to the ADS Business, the Acquired Assets or the Retained Liabilities, including all material licenses and permits that are required for the Company or any Company Subsidiary to carry on the ADS Business and (v) use commercially reasonable efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material ADS Business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement (including with respect to the consummation of the Contribution and the Spin-Off) or as agreed in writing by the Purchaser, from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto and (y) the Appointment Date, the Company shall not, nor shall it permit any Company Subsidiary to, directly or indirectly:

(a)  amend the Company Governing Documents or equivalent documents of any Company Subsidiary or amend the terms of any outstanding security of the Company or any Company Subsidiary;

(b)  split, combine, subdivide, redeem or reclassify any shares of capital stock of the Company or any Company Subsidiary;

(c)  declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock;

(d)  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests;

(e)  issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Stock Rights, Restricted Stock or warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Stock Rights disclosed in Section 3.2(b) of the Company Disclosure Schedule and outstanding on the date hereof in the ordinary course of business consistent with past practice of the Company Stock Plans (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than the Purchaser shall occur, the Company Rights);

(f)  acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets (not constituting Excluded Assets) having a fair market value in excess of $25,000 or (ii) any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

(g)  transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any Acquired Assets, other than (i) sales in the ordinary course of business consistent with past practice and (ii) dispositions of equipment and property no longer used in the operation of the business;

(h)  (i) (A) incur or assume any long-term or short-term indebtedness for borrowed money constituting Retained Liabilities, other than under the Bank of America and General Electric Capital Corporation credit facilities referred to in the definition of “Retained Liabilities,” or (B) make any material modification or amendment to the terms thereof; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person to the extent such obligations constitute Retained Liabilities; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice or (y) loans, advances, capital contributions or investments that constitute Assumed Liabilities;

(i)  make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its directors or ADS Employees (other than increases in wages to employees who are not directors, executive officers or affiliates, in the ordinary course of business consistent with past practice or as required by applicable law or the terms of any agreement existing on the date hereof and other than the acceleration of the vesting of Company Options), other than as required by law enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other agreement or any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its directors or ADS Employees or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Benefit Plan or otherwise;

(j)  pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any director or ADS Employee or make any accrual or arrangement for payment to any directors of the Company or ADS Employees of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, Company Stock Plan, stock purchase, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director or ADS Employee, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(k)  except as publicly announced prior to the date hereof, plan, announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of ADS Employees other than routine employee terminations for cause or following performance reviews;

(l)  incur any capital expenditures relating to the ADS Business or any Retained Liabilities in respect thereof in excess of $20,000, individually, or $75,000, in the aggregate during any calendar month;

(m)  enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary (other than the PPB Sub) or any of their present or future affiliates or any successor thereto from engaging or competing in any line of business or in any location;

(n)  enter into, amend, modify or terminate any material contract, agreement or arrangement (including any Company Material Contract) relating to the ADS Business, the Acquired Assets or the Retained Liabilities, or otherwise waive, release or assign any material rights, claims or benefits thereunder;

(o)  settle, pay or discharge any litigation, investigation, arbitration, proceeding or other claim relating to the ADS Business or Retained Liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of such claims and Liabilities (i) expressly disclosed or reserved against in the most recent Company Financial Statements included in the Company SEC Documents filed prior to the date hereof in amounts no greater than the amount reserved with respect to the relevant Liability therein or (ii) incurred in the ordinary course of business consistent with past practice since the date of such financial statements;

(p)  permit any insurance policy relating to the ADS Business naming it as a beneficiary or a loss payee to be cancelled or terminated without reasonable prior notice to the Purchaser;

(q)  change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act, as concurred in by its independent registered public accountants;

(r)  revalue in any material respect any Acquired Assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(s)  make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Returns;

(t)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than as contemplated by this Agreement);

(u)  take any action, including the amendment of the Company Rights Agreement (other than as contemplated by this Agreement) or the adoption of any other shareholder rights plan, which would, directly or indirectly, restrict or impair the ability of the Purchaser to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by the Purchaser;

(v)  take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII hereto or any of the conditions or requirements to the Offer set forth in Annex I not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; and

(w)  enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

Section 5.2  Interim Operations of the Purchaser. Except as expressly required pursuant to this Agreement or as agreed in writing by the Company, from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto and (y) the Effective Time, the Purchaser shall not, nor shall it permit any Purchaser Subsidiary to, directly or indirectly:

(a)  amend the Purchaser Governing Documents in a manner adverse to the Company’s shareholders as opposed to any other holders of shares of Purchaser Common Stock;

(b)  split, combine, subdivide or reclassify any shares of capital stock of the Purchaser without appropriate adjustment being made to the Offer Consideration payable to the holders of Shares in the Offer or the Merger;

(c)  declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock;

(d)  adopt a plan of complete or partial liquidation or dissolution;

(e)  issue, sell or grant any shares of capital stock of the Purchaser except at the market price or upon the exercise of options, warrants, convertible securities, calls, commitments or rights of any kind to acquire any shares of such capital stock which were issued with an exercise or conversion price of not less than the market price at the time of issuance; provided, however, that the foregoing shall not prohibit issuances of capital stock, options or rights as part of normal employee compensation in the ordinary course of business; and provided, further, however, that this clause (e) shall not prohibit the issuance of capital stock, options, warrants, convertible securities or other rights in connection with the acquisition of another Person or business or division of another Person if such acquisition is otherwise permitted by clause (f) below;

(f)  acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), unless such acquisition or the entering into of a definitive agreement relating to the consummation of such acquisition would not, in the reasonable judgment of the Purchaser at the time of such determination, (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Offer or the Merger or the expiration or termination of any applicable waiting period under the HSR Act, or (B) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Offer or the Merger or commencing any action seeking to achieve any of the effects described in clause (i) of paragraph (a) of Annex I; and

(g)  enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

Section 5.3  No Solicitation; Unsolicited Proposals. (a) Except as permitted by Section 5.3(f), from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause all of the Company Subsidiaries and the Company’s and such Company Subsidiaries’ respective officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, “Representatives”) not to, directly or indirectly, (i) solicit or initiate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes an Acquisition Proposal, (ii) solicit any inquiries that may relate to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, books or records or employees of the Company or any Company Subsidiary to, any Person (or group of Persons) other than the Purchaser and its Subsidiaries and Representatives (any such Person and its Representatives (excluding the Company’s and the Purchaser’s Representatives in their capacity as such), a “Third Party”) relating to an Acquisition Proposal, (iv) attempt to make or implement an Acquisition Proposal, (v) accept an Acquisition Proposal, or (vi) enter into any agreement, arrangement, undertaking, contract, commitment or understanding (including any agreement in principle or letter of intent or understanding) with respect to or contemplating an Acquisition Proposal or enter into any agreement, arrangement, undertaking, contract, commitment or understanding requiring the Company to abandon, terminate or fail to consummate the Transactions.

(b)  Notwithstanding the restrictions set forth in Section 5.3(a), if, at any time prior to the Acceptance Date, (i) the Company receives an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal and under circumstances in which the Company has complied with its obligations under Section 5.3(a) or the Company receives a bona fide written proposal relating to an Acquisition Proposal from a Third Party with whom the Company has conducted discussions or negotiations prior to the date of this Agreement with respect to an Acquisition Proposal and (ii) the Company Board of Directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) (such consultation with a financial advisor and outside legal counsel, “After Consultation”) that (A) such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal and (B) the failure to provide nonpublic information or data concerning the Company or participate in negotiations or discussions concerning such Acquisition Proposal would result in a breach by the Company Board of Directors of its fiduciary duties to the Company’s shareholders under applicable law, the Company may, subject to its giving the Purchaser at least three (3) business days’ prior written notice (which notice shall contain, the identity of such Third Party, a copy of the written Acquisition Proposal, a description of any other material terms pertinent thereto and a statement to the effect that the Company has complied with its covenants under, and made the determination required by, this Section 5.3 and intends to furnish nonpublic information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated August 16, 2006, by and between the Purchaser and the Company (the “Confidentiality Agreement”), provided, that a copy of all such information is delivered simultaneously to the Purchaser to the extent it has not previously been so furnished to the Purchaser and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

(c)  In addition to any prior notice obligations contained in Section 5.3(b), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify and advise the Purchaser of any Acquisition Proposal or of any request for information or inquiry that relates to or could be expected to lead to an Acquisition Proposal, which notification shall include (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry) and (ii) the identity of the Person (and its principals) making such Acquisition Proposal, request or inquiry. The Company shall inform the Purchaser as promptly as practicable (and in any event within twenty-four (24) hours) of any changes (whether or not in writing) in the material terms or conditions of any Acquisition Proposal received (including any change in price, structure or form of the consideration). In fulfilling its obligations under this Section 5.3(c), the Company shall provide or make available promptly (and in any event within twenty-four (24) hours) to the Purchaser copies of all written correspondence or other written material, including material in electronic form, between the Company or its Representatives and such Third Party or its Representatives.

(d)  Nothing contained in this Agreement shall prohibit the Company from issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, subject to compliance with the requirements of Section 5.3(a), (b) and (c) and Section 5.4.

(e) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or any Company Subsidiary is a party and will promptly provide the Purchaser with a copy of such agreements. The Company will use its best efforts to enforce or cause to be enforced each such agreement at the request of the Purchaser.

(f) Nothing in this Section 5.3 or in any other provision of this Agreement shall prohibit the Company or its Representatives from continuing discussions or negotiations with respect to an Acquisition Proposal with any Third Party if such discussions or negotiations with the Third Party were commenced prior to the date of this Agreement; provided that the Company shall have the burden of demonstrating that such discussions or negotiations commenced prior to the date of this Agreement in the event of a dispute with the Purchaser regarding that issue.

Section 5.4  Board Recommendation. (a) Subject to Section 5.4(b), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to the Transactions, the Purchaser (including pursuant to the Schedule 14D-9 or any amendment thereto), the approval or recommendation by the Company Board of Directors or any committee thereof of the Offer, this Agreement, the Merger or any other Transaction (the “Company Recommendation”) or take any action or make any statement, filing or release inconsistent with the Company Recommendation, (ii) take a neutral position or make no recommendation with respect to an Acquisition Proposal that has been publicly disclosed or otherwise become known to any Person other than the Company, the Purchaser and their respective Representatives (“Public Disclosure” ) after a reasonable amount of time has elapsed for the Company Board of Directors or any committee thereof to review and make a recommendation with respect thereto (and in no event more than ten (10) business days following such Public Disclosure), (iii) fail to reconfirm the Company Recommendation or its approval of this Agreement, the Offer, the Merger or any other Transaction promptly, and in any event within two (2) business days, following the Purchaser’s request to do so, (iv) approve or recommend (or propose publicly to approve or recommend) any Acquisition Proposal, (v) if a tender offer or exchange offer that, if successful, would result in any Person or group becoming a beneficial owner of ten percent (10%) or more of the outstanding Shares is commenced (other than by the Purchaser or Haig S. Bagerdjian), fail to recommend that the Company’s shareholders not tender their Shares in such tender or exchange offer, (vi) permit the Company or any Company Subsidiary to enter into any agreement (other than a confidentiality agreement as contemplated by Section 5.3(b)), arrangement or understanding, including any letter of intent or understanding, with respect to any Acquisition Proposal or (vii) resolve or propose to take any action described in clauses (i) through (vi) (each of the foregoing actions described in clauses (i) through (vii) being referred to as a “Company Change in Recommendation”).

(b)  Notwithstanding the provisions of Section 5.4(a), if, prior to the Acceptance Date, the Company Board of Directors determines in good faith, After Consultation, that the failure to make a Company Change in Recommendation described in clause (i), (ii), (iii), (iv) or (v) would result in a breach by the Company Board of Directors of its fiduciary duties to the Company’s shareholders under applicable law, the Company Board of Directors may make a Company Change in Recommendation described in such clauses of Section 5.4(a) to the extent required to prevent such a breach but, in each case, only (i) after the Company provides to the Purchaser a written notice (a “Notice of Recommendation Change”) (x) of its intention to make a Company Change in Recommendation, (y) if such Company Change in Recommendation is in connection with a Superior Proposal, (1) specifying the material terms and conditions of such Superior Proposal, including the amount per Share that the Company’s shareholders will receive and including a copy of such Superior Proposal with all accompanying documentation and (2) identifying the Person making such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new Notice of Recommendation Change and a new five (5) business day period) and (z) if such Company Change in Recommendation is not in connection with a Superior Proposal, specifying the reason therefor, (ii) after cooperating in good faith with the Purchaser to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Change in Recommendation; provided, however, that any such adjustment to the terms and conditions of this Agreement shall be at the sole discretion of the Purchaser at the time, and (iii) if the Purchaser does not, within five (5) business days of the Purchaser ‘s receipt of the Notice of Recommendation Change, make an offer that the Board of Directors of the Company determines in good faith, After Consultation, (x) in the case of a Company Change in Recommendation in connection with a Superior Proposal, to be as favorable to the Company’s shareholders as such Superior Proposal or (y) if such Company Change in Recommendation is not in connection with a Superior Proposal, would otherwise enable the Company to proceed with the Company Recommendation. Notwithstanding the foregoing, the Company shall not be entitled to enter into any written agreement (other than a confidentiality agreement as contemplated by Section 5.3(b)), arrangement or understanding with respect to a Superior Proposal unless this Agreement has been or concurrently is validly terminated by its terms pursuant to Section 8.1(f) and the Purchaser has received, by wire transfer of immediately available funds, any amounts due to the Purchaser pursuant to Section 8.2(b).

Section 5.5  Notification. The Company agrees that it will promptly inform its and the Company Subsidiaries’ respective Representatives of the obligations undertaken in this Article V.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Additional Agreements. Subject to the terms and conditions hereof, the Company, the Purchaser and the PPB Sub shall comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity to achieve the satisfaction of the Minimum Condition and all other conditions and requirements set forth in Annex I attached hereto and in Article VII, and to consummate and make effective the Merger and the other Transactions. Subject to the limitations set forth in Section 6.4, the Company, the Purchaser and the PPB Sub shall use their commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use their commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions; provided, that nothing contained in this Section 6.1 shall require any party to waive or exercise any right hereunder which is waivable or exercisable in the sole discretion of such party. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, the Purchaser and the PPB Sub shall use their commercially reasonable efforts to take, or cause to be taken, all such necessary actions.

Section 6.2  Notification of Certain Matters. The Company shall give prompt notice to the Purchaser and the Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) any condition or requirement set forth in Annex I to be unsatisfied at any time from the date hereof to the Acceptance Date (except to the extent it refers to a specific date) and (b) any material failure of the Company or the Purchaser, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 6.3  Access; Confidentiality . (a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) upon reasonable prior notice, give the Purchaser, its officers and a reasonable number of its employees and its authorized representatives, reasonable access during normal business hours to the Company Agreements relating to the ADS Business and to contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries relating to the ADS Business and their accountants and accountants’ work papers relating to the ADS Business and (ii) furnish the Purchaser on a timely basis with such financial and operating data and other information with respect to the ADS Business, the Acquired Assets and the Retained Liabilities as the Purchaser may from time to time reasonably request and use commercially reasonable efforts to make available at all reasonable times during normal business hours to the officers, employees, accountants, counsel and other representatives of the Purchaser the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the ADS Business, the Acquired Assets and the Retained Liabilities as the Purchaser may reasonably request.

(b)  The terms of the Confidentiality Agreement shall apply to any information provided to the Purchaser pursuant to Section 6.3(a).

(c)  No investigation heretofore conducted or conducted pursuant to this Section 6.3 shall affect any representation or warranty made by the parties hereunder.

Section 6.4  Consents and Approvals . (a) Each of the Company and the Purchaser shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations or orders required to be obtained or made by the Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by the Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) business days after the date hereof, (iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received by the Purchaser or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and the Purchaser shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and the Purchaser shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(b)  The Company and the Purchaser shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect or a Purchaser Material Adverse Effect from occurring prior to or after the consummation of the Offer; provided, however, that the Company and the Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contracts in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.4(b), such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and the Purchaser, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Offer, from the failure to obtain such consent. Notwithstanding the foregoing, the Purchaser shall not be required to, and neither the Company or any Company Subsidiary will without the written consent of the Purchaser, make any material payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent.

(c)  From the date of this Agreement until the consummation of the Offer, each of the Purchaser and the Company shall promptly notify the other in writing of any pending or, to the knowledge of the Purchaser or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of the Purchaser or any affiliate of the Purchaser to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

(d)  If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable law, each of the Company and the Purchaser shall, and shall cause their respective affiliates to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as the Company and the Purchaser may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

(e)  Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

(f)  If necessary to obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by the Purchaser or the Company or any of their respective Subsidiaries, under the HSR Act, each of the Purchaser and the Company shall cooperate with each other, and if necessary to (x) obtain any such regulatory approval or (y) have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent).

Section 6.5  Publicity. So long as this Agreement is in effect, neither the Company nor the Purchaser, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger or this Agreement without the prior consent of the other party, except as such party reasonably concludes, after receiving the advice of outside counsel, is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange or trading market in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

Section 6.6  Directors’ and Officers’ Insurance and Indemnification . (a) For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the individuals who served as officers or directors of the Company and the Company Subsidiaries at any time at or prior to the Effective Time (the “Covered Persons”) as provided by the terms of the Company Governing Documents in effect on the date hereof and under any agreements (the “Indemnification Agreements”) as in effect on the date hereof (true, complete and correct copies of which previously have been provided to the Purchaser) against any liabilities and expenses (including counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, any Covered Person) actually and reasonably incurred by such Covered Persons arising out of or relating to actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the CGCL and/or the DGCL; provided, that the Surviving Corporation’s obligation to pay any amount in settlement shall be conditioned upon such settlement being effected with the written consent of the Surviving Corporation, which consent shall not be unreasonably withheld; provided, further, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)  The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.6(a) pursuant to the procedures set forth, and to the extent provided, in the Company Governing Documents or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company Governing Documents or the CGCL and/or the DGCL, to repay such advanced expenses if it is ultimately determined that such Person is not entitled to indemnification.

(c)  The Surviving Corporation shall maintain and extend all existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of not less than six (6) years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Date, including in connection with the approval of this Agreement and the Transactions; provided, however, that the Surviving Corporation may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Persons than the existing D&O Insurance; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of the Surviving Corporation, the Surviving Corporation shall obtain substantially similar D&O Insurance; provided further, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.6(c) in excess of 300% of the aggregate premiums paid by the Company in 2006 for such purpose (the “Base Premium”), the true and correct amount of which is set forth in Section 6.6(c) of the Company Disclosure Schedule; and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.6(c) for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 300% of the Base Premium. In lieu of the foregoing, the Purchaser may elect to obtain prepaid policies prior to the Effective Time, which policies provide the Covered Persons with D&O Insurance coverage of equivalent amount and on at least as favorable terms as that provided by the Company’s current D&O Insurance for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the Transactions. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall be relieved of all further obligations under this Section 6.6(c); provided, that the Surviving Corporation shall maintain such policies in full force and effect, and continue to honor its obligations thereunder.

(d)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.6.

(e)  The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.6, and this Section 6.6 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.7  State Takeover Laws . If any “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws becomes or is deemed to become applicable to the Company, the Offer, the acquisition of Shares pursuant to the Offer, the Merger or any other Transaction, then the Company Board of Directors shall take all action necessary to render such statute inapplicable to the foregoing.

Section 6.8  Certain Tax Matters .
(a)  During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all Tax Returns (“Post Signing Returns”) required to be filed by the Company or such Company Subsidiary, as the case may be, and all Post Signing Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by the Company and such Company Subsidiary, respectively and (iii) promptly notify the Purchaser of any federal or state income or franchise, or other material Tax, suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material refund claims.

(b)  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Offer and the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Offer and the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, none of the Surviving Corporation or any of its affiliates knowingly shall take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Offer and the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.9  Company Affiliates . No later than five (5) business days after the date of this Agreement, the Company shall deliver to the Purchaser a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on such date, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being, a “Company Affiliate”)) of the Company. The Company shall provide the Purchaser with such information and documents as the Purchaser shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable best efforts to deliver or cause to be delivered to the Purchaser, prior to the Initial Expiration Date, an affiliate letter in the form attached hereto as Exhibit B, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale by Company Affiliates of shares of Purchaser Common Stock.

Section 6.10  Nasdaq Listing . The Purchaser shall as promptly as practicable prepare and submit to the Nasdaq a listing application covering the shares of Purchaser Common Stock to be issued in the Offer and the Merger, and shall use its reasonable efforts to obtain, prior to the Initial Expiration Date (or as soon thereafter as practicable) and prior to the Effective Time, approval for the listing of Purchaser Common Stock to be issued in the Offer and the Merger, as the case may be, subject to official notice of issuance to the Nasdaq, and the Company shall cooperate with the Purchaser with respect to such listing.

Section 6.11  Company Rights Agreement . The Company covenants and agrees that, prior to the valid termination of this Agreement in accordance with Article VIII hereto, it will not (A) redeem the Company Rights, (B) amend the Company Rights Agreement or (C) take any action which would allow any Person (as defined in the Company Rights Agreement) other than the Purchaser, any Purchaser Subsidiary or Haig Bagerdjian to beneficially own (for purposes of this Section 6.11, as defined in the Company Rights Agreement) twenty percent (20%) or more of the Shares without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

Section 6.12  Employee Benefit and Section 16 Matters . The Purchaser agrees that, from and after the Effective Time, except as explicitly provided herein, the Purchaser shall assume and honor all employee benefit plans and programs in which any ADS Business employee of the Company or any Company Subsidiary (the “ADS Employees”) participates in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms or as otherwise permitted by applicable law; provided that, in lieu of any benefits under Company Benefit Plans, the Purchaser may provide the ADS Employees who continue to be employed by the Purchaser after the Effective Time with employee benefits under the Purchaser’s employee benefit plans and programs pursuant to the terms thereof. The foregoing shall not be construed to prevent the termination of employment of any ADS Employee or the amendment or termination of any particular employee benefit plan or program to the extent permitted by its terms as in effect immediately prior to the Effective Time or as otherwise permitted by applicable law. The provisions of this Section 6.12 are not intended to create rights of third party beneficiaries. Prior to the Effective Time, the Company Board of Directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Purchaser Common Stock in exchange for Shares pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 6.13  Contribution and Spin-Off Transactions . On the Acceptance Date prior to the consummation of the Offer, the Company and the PPB Sub shall consummate the Contribution and immediately thereafter consummate the Spin-Off. In connection therewith, the PPB Sub shall, and the Company shall cause the PPB Sub to, (i) as promptly as practicable, and in any event, within forty five (45) business days after the date hereof, prepare and file with the SEC a registration statement on Form 10 promulgated under the Exchange Act to register the capital stock of the PPB Sub (the “Form 10”); (ii) prepare and submit to the Nasdaq a listing application covering the shares of capital stock of the PPB Sub to be distributed to the Company’s shareholders in the Spin-Off; (iii) use its reasonable efforts to obtain, prior to the consummation of the Spin-Off, approval for the listing of such shares, subject to official notice of issuance to the Nasdaq; and (iv) take any other action reasonably necessary or desirable to effect the Contribution and the Spin-Off. The PPB Sub and the Company shall provide the Purchaser and its counsel with copies of any written comments, and shall inform them of any oral comments, that the PPB Sub or the Company or their counsel may receive from time to time from the SEC or its staff with respect to the Form 10 promptly after receipt of such comments, and any written or oral responses thereto. The PPB Sub shall, and the Company shall cause the PPB Sub to, use all reasonable efforts to have the Form 10 declared effective under the Exchange Act as promptly as practicable and to keep the Form 10 effective as long as is necessary to consummate the Spin-Off. If, at any time, the PPB Sub or the Company discovers any information relating to it, or any of its affiliates, officers or directors, that should be set forth in an amendment to the Form 10 so that such document would not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, the PPB Sub and the Company shall promptly notify the Purchaser and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company’s shareholders, in each case as and to the extent required by applicable federal securities laws. The Company shall use its best efforts to deliver the Audited Income Statement to the Purchaser as soon as practicable, and in any event, within thirty (30) business days after the date hereof.

Section 6.14  Delivery of Financial Statements . The Company shall cause to be delivered to the Purchaser unaudited consolidated balance sheets for the ADS Business and related unaudited consolidated statements of income of the Company and its consolidated Subsidiaries for the ADS Business, for each monthly period completed subsequent to the date of this Agreement (the “Monthly Unaudited Financial Information”). The Monthly Unaudited Financial Information shall be so delivered on or before the date that is thirty (30) days following the end of the relevant month.

Section 6.15  Non-Solicitation by the Parties . Prior to the Acceptance Date and, if this Agreement is terminated for any reason, prior to the first anniversary of the termination of this Agreement, each party hereto agrees that it shall not, directly or indirectly, (i) seek to employ or recruit any employee of the other party (or its Subsidiaries), unless such employee (x) resigns voluntarily (without any direct or indirect solicitation or other inducement from such party or any of its affiliates), (y) is terminated by such other party, or (z) seeks employment on an unsolicited basis, or in response to general advertising conducted in the ordinary course of the business of such party consistent with past practice and which is not specifically directed towards employees of such other party or its Subsidiaries or (ii) induce or attempt to induce any officer or director of the other party to leave the employ of the other party. Other than as contemplated by the Media Distribution Service Agreement, prior to the Acceptance Date, each party hereto agrees that it shall not, directly or indirectly, (a) solicit any customer, supplier, licensee, licensor or other business relation of the other party with respect to the products and/or services of the ADS Business or the equivalent business of the Purchaser, as applicable, or (b) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the ADS Business or the equivalent business of the Purchaser, as applicable, to cease doing business with the other party; provided, however, that notwithstanding the foregoing, the Purchaser may respond to unsolicited requests from customers of the ADS Business. Other than as contemplated by the Media Distribution Service Agreement, if this Agreement is terminated for any reason, during the 120-day period following the termination of this Agreement, the Purchaser agrees that it shall not, directly or indirectly, (I) solicit any customer, supplier, licensee, licensor or other business relation of the Company with respect to the products and/or services of the ADS Business or (II) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the ADS Business to cease doing business with the Company; provided, however, that notwithstanding the foregoing, the Purchaser may respond to unsolicited requests from customers of the ADS Business.

Section 6.16  Appraisal . As soon as reasonably practicable following the date hereof, the Company shall retain the Company Financial Advisor to determine the PPB Fair Market Value (such determination being referred to as the “Appraisal”). The Company Financial Advisor shall deliver to the Purchaser and the Company a written report setting forth the Appraisal (the “PPB Appraisal Report”). The Company and the PPB Sub will cooperate with the Company Financial Advisor in connection with the conduct of the Appraisal and promptly provide the Company Financial Advisor with such information that the Company Financial Advisor shall reasonably request to complete the Appraisal, and the Company and the PPB Sub will use reasonable efforts to cause (i) the Appraisal to be completed and (ii) the Company Financial Advisor to complete the PPB Appraisal Report as soon as reasonably practicable after the date hereof. The fees and expenses of the Company Financial Advisor shall be paid as set forth in Section 3.23 of the Company Disclosure Schedule. For the purpose hereof, the “PPB Fair Market Value” means the fair market value of the PPB Sub as a going concern assuming that the PPB Sub’s liabilities consist solely of the Assumed Liabilities.

Section 6.17  Repayment of Loans . After the Acceptance Date but prior to the Effective Time, the Company shall repay in full all outstanding indebtedness under the Standard Loan Agreement, dated March 29, 2006, between the Company and Bank of America, N.A. and the Promissory Notes between General Electric Capital Corporation and the Company, dated December 30, 2005 and March 30, 2007, respectively; provided that such repayment obligation shall not exceed a total of $7,000,000. Within five (5) business days after such repayment is made, (i) the Company shall pay to the PPB Sub, by a wire transfer of immediately available funds to an account specified in writing by the PPB Sub, an amount in cash equal to the excess, if any, of $7,000,000 over the amount of such indebtedness that was outstanding as of the Acceptance Date, and (ii) the PPB Sub shall pay to the Company, by a wire transfer of immediately available funds to an account specified in writing by the Company, an amount in cash equal to the excess, if any, of the amount of such indebtedness that was outstanding as of the Acceptance Date over $7,000,000.

Section 6.18  Delivery of Purchaser Certificate . The Purchaser shall deliver to the Company, on the Acceptance Date, a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Purchaser, dated as of the Acceptance Date, to the effect that none of the events set forth in Sections 8.1(b)(ii)(B) and 8.1(b)(v) have occurred and to the effect that each of the representations and warranties of the Purchaser contained in Article IV remains true and correct in all material respects as of the Acceptance Date except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time).

Section 6.19  Ancillary Agreements . On the Acceptance Date, the Purchaser, the Company and the PPB Sub, as applicable, shall enter into the Ancillary Agreements.

Section 6.20  ADS Business Revenue Reconciliation . Within one (1) business day of the date hereof, the Company shall provide the Purchaser with a reconciliation statement by customer of the aggregate amount of ADS Business revenue set forth in Section 9.5 of the Company Disclosure Schedule to the aggregate amount of ADS Business revenue set forth in the Unaudited Income Statement.

ARTICLE VII

CONDITIONS

Section 7.1  Conditions to Each Party’s Obligations to Effect the Merger . The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

(a)  Shareholder Approval. The Merger shall have been approved and this Agreement shall have been adopted by the holder(s) of a majority of all of the Shares entitled to be cast, if required by applicable law;

(b)  Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger;

(c)  Exchange of Shares in Offer. The Purchaser shall have accepted for exchange, and exchanged the Offer Consideration for, all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of the Purchaser to effect the Merger if the Purchaser fails to accept for exchange, or exchange the Offer Consideration for, Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or of this Agreement;

(d)  Nasdaq Listing. The shares of Purchaser Common stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance to the Nasdaq;

(e)  Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

(f)  Resignations. Each of the directors of the Company (other than the Purchaser’s designees to the Company Board of Directors) shall have delivered his or her resignation to the Company Board of Directors and/or the board of directors of each of the Company Subsidiaries, as applicable, effective as of the Closing; and

(g)  Dismissal of Litigation. The legal actions involving the Purchaser and the Company listed in Section 7.1(g) of the Company Disclosure Schedule shall have been dismissed with prejudice pursuant to documents and court filings reasonably satisfactory to the Purchaser, the Company and the PPB Sub.

ARTICLE VIII

TERMINATION

Section 8.1  Termination . This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after shareholder approval thereof:

(a)  By mutual written consent of the Purchaser and the Company duly authorized by the Company Board of Directors and the Board of Directors of the Purchaser;

(b)  By the Purchaser, in the case of clause (iii) below, by either the Purchaser or the Company (by action of the Company Board of Directors), in the case of clauses (i), (ii) and (iv) below, or by the Company in the case of clause (v) below:

(i)  if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions such that the conditions or requirements set forth in Article VII or Annex I shall not be capable of being satisfied;

(ii)  if, prior to the Acceptance Date, there has been a breach by the other party of any covenant or agreement set forth in this Agreement, which breach (A) in the case of a breach by the Company, shall result in any condition or requirement set forth in Annex I not being satisfied and (B) in the case of a breach by the Purchaser, shall have had or would reasonably by expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect (and in each case such breach is not reasonably capable of being cured or such condition is not reasonably capable of being satisfied within twenty (20) days after the receipt of notice thereof by the defaulting party from the non-defaulting party);

(iii)  if, prior to the Acceptance Date, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen, come into existence or became known which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iv)  if the Acceptance Date has not occurred by March 31, 2008 (the “Outside Date”); provided, further, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement and such breach has been the cause of, or resulted in, the failure of the Acceptance Date to have occurred by the Outside Date; or

(v)  if, prior to the Acceptance Date, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen, come into existence or became known which has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c)  By the Purchaser, at any time prior to the Acceptance Date, if (i) the Company Board of Directors or any committee thereof shall have made a Company Change in Recommendation, (ii) the Company shall have violated or breached any of its obligations under Section 5.3 or Section 5.4 or (iii) any Person other than the Purchaser, Haig S. Bagerdjian and Julia Stefanko shall have become the beneficial owner of more than twenty percent (20%) of the outstanding Shares;

(d)  By the Purchaser, if the Offer shall have expired without acceptance for exchange of Shares thereunder, other than as a result of a breach by the Purchaser of its obligations hereunder or thereunder;

(e)  By the Purchaser, if the Minimum Condition shall not have been satisfied by the Initial Expiration Date (including any extensions thereof); provided, however, that the Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if it is in material breach of its representations and warranties, covenants or other obligations under this Agreement and such breach has been the cause of, or resulted in, such failure to satisfy the Minimum Condition; or

(f)  By the Company, prior to the Acceptance Date, if the Company enters into an agreement with a Third Party regarding a Superior Proposal and if the Company has complied with its obligations under Section 5.3 and Section 5.4.

Section 8.2  Effect of Termination . (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of the Purchaser or the Company to the other party, except (i) as set forth in Section 6.3(b), Section 6.5, and Section 6.15, this Section 8.2 and Section 9.3 through Section 9.14 and (ii) nothing herein shall relieve any party from liability for any act of fraud committed by such party in connection with this Agreement or the transactions contemplated by this Agreement.

(b)  If the Purchaser shall have terminated this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(c)(i) or Section 8.1(c)(ii), or, if the Company shall have terminated this Agreement pursuant to Section 8.1(f), then the Company shall (i) pay to the Purchaser promptly, but in no event later than five (5) business days after the date of such termination, a termination fee of $2,000,000 (the “Termination Fee”) and (ii) pay to the Purchaser promptly (and in no event later than five (5) business days after receipt of statement(s) therefor) an amount equal to the Purchaser’s actual documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of the Purchaser hereunder and actions taken in furtherance of the consummation of the Transactions, not to exceed $500,000 in the aggregate (the “Purchaser Expenses”).

(c)  Intentionally Omitted.

(d)  If the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii), then the Purchaser shall (i) pay to the Company promptly, but in no event later than five (5) business days after the date of such termination, the Termination Fee and (ii) pay to the Company promptly (and in no event later than five (5) business days after receipt of statement(s) therefor) an amount equal to the Company’s actual documented out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement (including due diligence), compliance with the obligations of the Company hereunder and actions taken in furtherance of the consummation of the Transactions, not to exceed $500,000 in the aggregate (the “Company Expenses”).

(e)  The Termination Fee, the Purchaser Expenses and the Company Expenses, as applicable, shall be paid by wire transfer of immediately available funds to an account designated in writing by the recipient thereof. For the avoidance of doubt, in no event shall (i) the Company or the Purchaser be obligated to pay the Termination Fee on more than one occasion, (ii) the Company’s aggregate liability for the Purchaser Expenses exceed $500,000, or (iii) the Purchaser’s aggregate liability for Company Expenses exceed $500,000. Except to the extent required by applicable law, neither the Company or the Purchaser shall withhold any withholding Taxes on any payment under this Section 8.2.

(f)  Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and (i) if the Purchaser fails to pay the Termination Fee and/or the Company Expenses and the Company commences a suit which results in a judgment against the Purchaser for the Termination Fee and/or the Company Expenses, the Purchaser shall pay the Company its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit or (ii) if the Company fails to pay the Termination Fee and/or the Purchaser Expenses and the Purchaser commences a suit which results in a judgment against the Company for the Termination Fee and/or the Purchaser Expenses, the Company shall pay the Purchaser its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit.

(g)  The Purchaser and the Company agree that the Termination Fee is not a penalty but is instead intended to represent liquidated damages in a reasonable amount that will compensate the Purchaser or the Company, as applicable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement, which amount would otherwise be impossible to calculate with precision. Each of the Purchaser and the Company also agrees that the payment of the Termination Fee, the Purchaser Expenses or the Company Expenses, as applicable, shall constitute its exclusive monetary and equitable remedy against the other party and its shareholders, directors, officers and agents for losses, expenses and damages suffered as a result of the failure of the Offer, the Merger and the other transactions contemplated by this Agreement to be consummated, except nothing herein shall relieve any party from liability for any act of fraud committed by such party in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1  Amendment and Modification . Subject to applicable law and as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors, but, after the Acceptance Date, no amendment shall be made which decreases the Merger Consideration and, after the adoption of this Agreement by the shareholders of the Company, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.2  Non-Survival of Representations and Warranties . None of the representations and warranties in this Agreement, or in any instrument delivered pursuant to this Agreement, shall survive the Effective Time or a termination of this Agreement in accordance with Section 8.1. This Section 9.2 does not limit any covenant of the parties to this Agreement that, by its terms, contemplates performance after the Effective Time.

Section 9.3  Expenses . Except as expressly set forth in Section 8.2(b) and Section 8.2(d) and in the Working Capital Reconciliation Agreement (as defined in Annex I to this Agreement), all fees, costs and expenses incurred in connection with this Agreement, the Offer and the Merger shall be paid by the party incurring such fees, costs and expenses.

Section 9.4  Notices . All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to the Purchaser, to:

DG FastChannel, Inc.
750 W. John Carpenter Freeway, Suite 700
Irving, TX 75039
Attention: Chief Financial Officer
Telephone No.: (972) 581-2000
Facsimile No.: (972) 581-2100

with a copy to:

Latham & Watkins LLP
555 Eleventh Street NW, Suite 1000
Washington, DC 20004
Attention: William P. O’Neill
Eric L. Bernthal
Telephone No.: (202) 637-2200
Facsimile No.: (202) 637-2201

and

(b)  if to the Company or the PPB Sub, to:

Point.360
2777 North Ontario Street
Burbank, CA 91504
Attention: Chief Financial Officer
Telephone No.: (818) 565-1400
Facsimile No.: (818) 847-2503

with a copy to:

Troy & Gould PC
1801 Century Park East, Suite 1600
Los Angeles, CA 90067
Attention: William Gould
Telephone No.: (310) 780-1338
Facsimile No.: (310) 201-4746

Section 9.5  Certain Definitions . For the purposes of this Agreement, the term:

“Acceptance Date” means the date on which the Purchaser accepts for exchange, and exchanges the Offer Consideration for, all Shares validly tendered and not withdrawn pursuant to the Offer.

“Acquired Assets” means all of the Assets set forth in Schedule C (Acquired Assets) to the Contribution Agreement and any Assets identified after the date hereof but prior to the Acceptance Date by the Company’s independent public accountants that should have been set forth in such schedule (including the general ledger attached thereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest, whether or not in writing, as the case may be, by any Third Party that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or any Company Subsidiary or the issuance or acquisition of shares of capital stock or other equity securities of (A) the Company representing ten percent (10%) or more (by voting power) of the outstanding capital stock of the Company or (B) any Company Subsidiary, (ii) any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company representing ten percent (10%) or more (by voting power) of the outstanding capital stock of the Company or (iii) the acquisition, license, purchase or other disposition of the technology, business or assets (including the capital stock or assets of any Company Subsidiary) of the Company outside the ordinary course of business or inconsistent with past practice.

“ADS Business” means the business, activities and operations of the Company representing advertising agencies, advertisers, brands and other media companies which require services for short-form media content (i.e., short-form commercial advertising spots) including, but not limited to, electronic and physical distribution of standard and high definition content to local television stations, television networks, cable systems, cable networks and radio stations; provided that such service was performed in any of the facilities constituting Acquired Assets; provided, further, that the ADS Business shall also include (i) digital video and audio editing (including closed captioning and tagging), (ii) standards conversion, (iii) broadcast encoding, (iv) archival services, (v) international delivery and (vi) DVD authoring, in each case solely to the extent any such service was performed for any of the ADS Customers in any of the facilities constituting Acquired Assets.

“ADS Customers” means the Company’s customers during calendar years 2006 and 2005 listed in Section 9.5 of the Company Disclosure Schedule, which sets forth the amount of ADS Business revenue generated by each such customer during each such calendar year.

“Ancillary Agreements” means, collectively, the Noncompetition Agreement, the Post Production Services Agreement, the Working Capital Reconciliation Agreement, the Indemnification and Tax Matters Agreement and the Officer Confidentiality Agreement.

“Assets” means all of the Company’s or any Company Subsidiary’s right, title and interest in and to all assets, properties and claims of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including, without limitation, cash, the Company Agreements (including leases of real property and contracts with employees), the Company Intellectual Property (including Software), Books and Records (as defined in the Contribution Agreement), accounts receivable, equity interests in Subsidiaries and in other Persons, inventories, prepaid expenses, security deposits, real estate, fixtures, equipment, furniture, office supplies, vehicles, Tax refunds, deferred Tax benefits, claims against other Persons, insurance policies, licenses, permits and goodwill.

“Assumed Liabilities” means (i) accounts payable and other accrued expenses not exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees of the Company or any Subsidiary (other than the employees listed in Schedule C (Acquired Assets) to the Contribution Agreement); (iii) any indebtedness in excess of $7,000,000 under (x) that certain Standard Loan Agreement, dated March 29, 2006, between the Company and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and the Company, dated December 30, 2005 and March 30, 2007, respectively, (iv) any and all Liabilities of the Company or any Company Subsidiary, whether arising before, on or after the consummation of the Contribution, to the extent resulting from or arising out of (x) the operation or conduct of the Company’s business (other than the ADS Business) prior to the consummation of the Contribution on the Acceptance Date or (y) the past, present or future ownership or use of any of the Excluded Assets, (v) all Liabilities for Taxes of the Company and its Subsidiaries for any Pre-Acceptance Date Tax Period (as such term is defined in the Indemnification and Tax Matters Agreement) and (vi) those Liabilities set forth in Schedule B (Assumed Liabilities) to the Contribution Agreement; provided, however, that the Assumed Liabilities shall not include any of the Retained Liabilities.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“business days” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Cash” as of any date means cash and cash equivalents calculated net of issued but uncleared checks and drafts.

“Company Material Adverse Effect” means an effect which is or is reasonably likely to (i) be either in the short term or in the long term materially adverse to the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the ADS Business, taken as a whole, (ii) impair the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the Transactions; but shall exclude any effect resulting from (w) the announcement of the Offer or the Merger, (x) any changes in general economic conditions in industries in which the Company operates, which conditions do not affect the Company or the Company Subsidiaries disproportionately relative to other entities operating in such industries, (y) any changes in the United States or global economy as a whole and (z) any generally applicable change in law, rule or regulation or GAAP, which do not disproportionately affect the Company or the Company Subsidiaries.

“Company Property” means any real property and improvements included in the Acquired Assets, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries or their respective predecessors.

“Company Stock Plans” mean collectively the Company’s 1996 Stock Incentive Plan, 2000 Nonqualified Stock Option Plan, 2005 Equity Incentive Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Company or any Company Subsidiary.

“Company Subsidiary” means each Person which is a Subsidiary of the Company.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (A) any and all Environmental Claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (B) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company or its operations or property as of the date hereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company would be deemed a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code.

“Excluded Assets” means all of the Assets not used exclusively in connection with the ADS Business, including, without limitation, those Assets set forth in Schedule A (Excluded Assets) to the Contribution Agreement; provided, however, that the Excluded Assets shall not include any of the Assets set forth in Schedule C (Acquired Assets) to the Contribution Agreement and any Assets identified after the date hereof but prior to the Acceptance Date by the Company’s independent public accountants that should have been set forth in such schedule (including the general ledger attached thereto) but for the fact that such accountants have not completed the audit of the ADS Business as of the date hereof.

“Hazardous Materials” means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (B) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (C) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity.

“Intellectual Property” means all intellectual property, confidential information and proprietary information, including, but not limited to, (a) patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (b) trademarks, service marks, trade dress, trade names, Internet domain names, assumed names and corporate names, together with the goodwill of the business associated with and symbolized by such trademarks, service marks, trade dress, trade names and corporate names, in each case whether or not registered; (c) published and unpublished works of authorship, whether copyrightable or not, including all statutory and common law copyrights associated therewith; (d) all registrations, applications, extensions and renewals for any of the items listed in clauses (b) and (c); (e) trade secrets; (f) websites; (g) all computer programs, including operating systems, applications, routines, interfaces and all software implementation of algorithms, models and methodologies, whether in source code or object code form (collectively, “Software”); and (h) lists of customers and potential customers (including any lists of electronic mail addresses of customers and potential customers); formulae; compositions; know how; research and development information; artwork and graphic design; manuscripts; drawings; specifications; lists of suppliers and service providers; pricing and cost information and records; test reports; manuals; financial, business, sales and marketing proposals, research, data and plans; technical and computer data; databases; documentation; promotional materials and related information; and other intellectual property, confidential information and proprietary rights, in each case in any medium, including digital, and in any jurisdiction, together with all causes of action, judgments, settlements, claims and demands of any nature related thereto, including the right to prosecute any past infringements or other violations thereof.

“knowledge” will be deemed to be present when the matter in question was known by, or brought to the attention of, any officer or director of the Purchaser or the Company, as the case may be.

“Liabilities” means all liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Company Agreement, and those arising under any law, rule, regulation, ordinance, judgment, decree, order, writ or injunction of any Government Entity or any award of any arbitrator of any kind.

“Lien” means, with respect to any asset (including any security) any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal or right of first offer, in respect of such asset; provided, however, that Liens shall not include restrictions on transfer of securities imposed by applicable state and federal securities laws.

“on a fully diluted basis” means, as of the relevant date, (i) all Shares and other capital stock of the Company entitled to vote in the election of directors or upon the adoption of this Agreement plus (ii) all Shares and other capital stock of the Company that may be required to be issued or delivered pursuant to Company Stock Rights or other Equity Interests, whether or not then vested or exercisable; provided that shares of Junior Preferred Stock issuable with respect to the Company Rights shall be excluded from such number.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Purchaser Material Adverse Effect” means an effect which is or is reasonably likely to (i) be either in the short term or in the long term materially adverse to the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Purchaser and the Purchaser Subsidiaries, taken as a whole, (ii) impair the ability of the Purchaser to perform its obligations under this Agreement or (iii) that prevent or materially delay the consummation of the Transactions; but shall exclude any effect resulting from (w) the announcement of the Offer or the Merger, (x) any changes in general economic conditions in industries in which the Purchaser operates, which conditions do not affect the Purchaser or the Purchaser Subsidiaries disproportionately relative to other entities operating in such industries, (y) any changes in the United States or global economy as a whole and (z) any generally applicable change in law, rule or regulation or GAAP, which do not disproportionately affect the Purchaser or the Purchaser Subsidiaries. Notwithstanding the foregoing, all references to Purchaser Material Adverse Effect contained in this Agreement shall be deemed to refer solely to the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Purchaser and the Purchaser Subsidiaries, taken as a whole, without including its ownership of the Company and the Company Subsidiaries after giving effect to the Merger.

“Purchaser Stock Plans” mean collectively the Purchaser’s 1992 Stock Option Plan, 1996 Supplement Option Plan, 1995 Director Option Plan and each other stock option, stock appreciation rights or other equity incentive plan maintained or assumed by the Purchaser or any Purchaser Subsidiary.

“Purchaser Subsidiary” means each Person which is a Subsidiary of the Purchaser.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.

“Retained Liabilities” means (i) accounts payable and other accrued expenses exclusively related to the ADS Business; (ii) accrued wages and benefits of the employees listed in Schedule C (Acquired Assets) to the Contribution Agreement; (iii) no more than $7,000,000 of indebtedness under (x) that certain Standard Loan Agreement, dated March 29, 2006, between the Company and Bank of America, N.A. and (y) those certain Promissory Notes between General Electric Capital Corporation and the Company, dated December 30, 2005 and March 30, 2007, respectively; (iv) any and all Liabilities (other than for Taxes) of the Company or any Company Subsidiary, whether arising before, on or after the Acceptance Date, to the extent not inconsistent with any Liabilities set forth in the definition of “Assumed Liabilities” or identified in Schedule B (Assumed Liabilities) to the Contribution Agreement and resulting exclusively from or arising exclusively out of (x) the operation or conduct of the ADS Business prior to or after the consummation of the Contribution, (y) the operation or conduct of the Company’s business after the consummation of the Contribution or (z) the past, present or future ownership or use of any of the Acquired Assets; (v) all Liabilities for Taxes of the Company for any Post-Acceptance Date Tax Period (as such term is defined in the Indemnification and Tax Matters Agreement); and (vi) those Liabilities set forth in Schedule D (Retained Liabilities) to the Contribution Agreement.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Superior Proposal” means any bona fide written Acquisition Proposal, obtained after the date hereof and not in breach of this Agreement (provided, that for the purposes of this definition, (A) the applicable percentages in clauses (i) and (ii) of the definition of Acquisition Proposal shall be sixty-five percent (65%) as opposed to ten percent (10%) and (B) any acquisition, license, purchase or other disposition referred to in clause (iii) of the definition of Acquisition Proposal shall be for at least sixty-five percent (65%) of the assets (including the capital stock or assets of any Company Subsidiary)), which on its most recently amended or modified terms (if amended or modified) the Company Board of Directors determines in its good faith judgment, After Consultation, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the proposal and the Third Party making the Acquisition Proposal and any adjustment to the terms and conditions of this Agreement proposed by the Purchaser in response to such Acquisition Proposal (i) would, if consummated, be more favorable to the Company’s shareholders than the Offer and the Merger and (ii) is reasonably capable of being completed in a time frame that is customary for similar transactions.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority or the payment or reimbursement for which is due pursuant to contract, including, without limitation, license, registration, transfer and documentation fees.

“Tax Claim” means any audit, investigation, litigation or other proceeding conducted by or with any Governmental Entity with respect to Taxes.

“Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws relating to any Tax.

“Technology” means all tangible embodiments or instantiations of any of the following, in any format or medium: (a) Software; (b) works of authorship other than Software; (c) inventions and improvements, whether or not patentable; (d) trade secrets; (e) tools, methods and processes.

“Warrants” means the outstanding warrants to purchase shares of Purchaser Common Stock.

Section 9.6  Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

ADS Employees	Section 6.12
After Consultation	Section 5.3(b)
Agreement	Preamble
Appointment Date	Section 5.1
Appraisal	Section 6.16
Articles of Merger	Section 1.6
Audited Income Statement	Section 3.26
Balance Sheet Date	Section 3.8(a)
Base Premium	Section 6.6(c)
Canceled Stock Rights	Section 2.5(a)
Certificates	Section 2.2(b)
CGCL	Recitals
Closing	Section 1.7
Closing Date	Section 1.7
Code	Recitals
Company	Preamble
Company Affiliate	Section 6.9
Company Agreements	Section 3.5
Company Articles	Section 1.3(b)
Company Benefit Plans	Section 3.11(a)
Company Board of Directors	Recitals
Company Bylaws	Section 1.3(b)
Company Change in Recommendation	Section 5.4(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Expenses	Section 8.2(d)
Company Financial Advisor	Section 3.20
Company Financial Statements	Section 3.6(a)
Company Governing Documents	Section 1.3(b)

Company Intellectual Property	Section 3.15
Company Material Contract	Section 3.13
Company Options	Section 2.5(a)
Company Permits	Section 3.16(b)
Company Preferred Stock	Section 3.2(a)
Company Recommendation	Section 5.4(a)
Company Rights	Recitals
Company Rights Agreement	Recitals
Company SEC Documents	Section 3.6(a)
Company Stock Rights	Section 3.2(a)
Confidentiality Agreement	Section 5.3(b)
Continuing Directors	Section 1.3(b)
Contribution	Recitals
Contribution Agreement	Recitals
Covered Persons	Section 6.6(a)
D&O Insurance	Section 6.6(c)
DGCL	Recitals
Dissenters Provisions	Section 2.3(a)
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.6
Equity Interests	Section 3.2(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 1.4(a)
Form 10	Section 6.13
GAAP	Section 3.6(a)
Governmental Entity	Section 3.5
HSR Act	Section 3.5
Incorporated Open Source Materials	Section 3.15(c)
Indemnification Agreements	Section 6.6(a)
Indemnification and Tax Matters Agreement	Annex I
Information Statement	Section 1.10(a)
Initial Expiration Date	Section 1.1(a)
Junior Preferred Stock	Section 3.2(a)
Media Distribution Service Agreement	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Exchange Fund	Section 2.2(a)
Minimum Condition	Section 1.1(a)
Monthly Unaudited Financial Information	Section 6.14
Nasdaq	Section 1.1(b)
Noncompetition Agreement	Annex I
Notice of Recommendation Change	Section 5.4(b)
Offer	Recitals
Offer Consideration	Recitals
Offer Documents	Section 1.1(c)
Offer Exchange Fund	Section 1.4(a)

Offer to Exchange	Section 1.1(a)
Officer Confidentiality Agreement	Annex I
Outside Date	Section 8.1(b)(iv)
Permitted Liens	Section 3.14
Post Production Services Agreement	Annex I
Post Signing Returns	Section 6.8(a)
PPB Appraisal Report	Section 6.16
PPB Fair Market Value	Section 6.16
PPB Sub	Preamble
Prospectus	Section 1.1(c)
Public Disclosure	Section 5.4(a)
Purchaser	Preamble
Purchaser Agreements	Section 4.5
Purchaser Common Stock	Recitals
Purchaser Expenses	Section 8.2(b)
Purchaser Financial Statements	Section 4.6
Purchaser Governing Documents	Section 4.3(c)
Purchaser Options	Section 4.3(a)
Purchaser Preferred Stock	Section 4.3(a)
Purchaser SEC Documents	Section 4.6
Purchaser Stock Rights	Section 4.3(a)
Registration Statement	Section 1.1(c)
Regulation M-A	Section 1.1(c)
Representatives	Section 5.3(a)
Restricted Stock	Section 2.5(b)
SAR	Section 2.5(a)
Sarbanes-Oxley Act	Section 3.6(a)
Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(c)
SEC	Section 1.1(c)
Section 16	Section 6.12
Securities Act	Section 3.6(a)
Shares	Recitals
Significant Subsidiaries	Section 4.2
Spin-Off	Recitals
Support Agreement	Recitals
Surviving Corporation	Section 1.5(a)
Termination Fee	Section 8.2(b)
Third Party	Section 5.3(a)
Top-Up Closing	Section 2.4(c)
Top-Up Exercise Event	Section 2.4(b)
Top-Up Exercise Notice	Section 2.4(c)
Top-Up Notice Date	Section 2.4(c)
Top-Up Notice Receipt	Section 2.4(c)
Top-Up Option	Section 2.4(a)
Top-Up Option Shares	Section 2.4(a)
Transactions	Recitals
Unaudited Income Statement	Section 3.26
Voting Debt	Section 3.2(a)
Working Capital Reconciliation Agreement	Annex I

Section 9.7  Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references made in this Agreement to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

Section 9.8  Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each party and delivered to the other party.

Section 9.9  Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the Annex and Exhibits hereto) and the Confidentiality Agreement:

(a)  constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and

(b)  except as provided in Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Offer or the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Offer and the Merger are fulfilled to the extent possible.

Section 9.11  Governing Law; Jurisdiction.

(a)  Except as required by the mandatory provisions of the CGCL and the DGCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

(b)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State court and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.12  Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE OFFER AND MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13  Assignment. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14  Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.15  Representations of the PPB Sub. The PPB Sub represents and warrants to the Purchaser as set forth below.

(a)  The PPB Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and the PPB Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b)  This Agreement has been duly authorized, executed and delivered by the PPB Sub, and constitutes a valid and binding obligation of the PPB Sub enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c)  The PPB Sub was formed solely for purposes of engaging in the Transactions, and the PPB Sub has not conducted any activities other than in connection with the Agreement and the Contribution Agreement and activities related thereto or in furtherance thereof.

IN WITNESS WHEREOF, the Purchaser, the Company and the PPB Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DG FASTCHANNEL, INC.

By:	/s/ Scott K. Ginsburg
Name: Scott K. Ginsburg Title: Chairman and CEO

POINT.360

By:	/s/ Haig S. Bagerdjian
Name: Haig S. Bagerdjian Title: Chairman, President and CEO

NEW 360

By:	/s/ Haig S. Bagerdjian
Name: Haig S. Bagerdjian Title: Chairman, President and CEO

[Signature page to Agreement and Plan of Merger and Reorganization]

ANNEX I

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser’s rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act), the Purchaser shall not be required to accept for exchange, or exchange the Offer Consideration for, any validly tendered Shares unless (i) the Minimum Condition shall have been satisfied; (ii) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn; (iii) the shares of Purchaser Common Stock to be issued in exchange for Shares in the Offer shall have been authorized for listing on the Nasdaq, subject to official notice of issuance to the Nasdaq; (iv) the Purchaser shall have received, prior to the consummation of the Spin-Off, a written opinion of Latham & Watkins LLP to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate); and (v) the Company shall have received, prior to the consummation of the Spin-Off, a written opinion of Troy & Gould PC to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Furthermore, notwithstanding any other provisions of the Offer, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser shall not be required to accept for exchange, or exchange the Offer Consideration for, any validly tendered Shares if any of the following events has occurred:

(a) there shall be threatened in writing or pending any suit, action or proceeding by any Person against the Purchaser, the Company or any Company Subsidiary that, in the reasonable judgment of the Purchaser, is (i) seeking to prohibit or impose any material limitations on the Purchaser’s ownership or operation (or that of any of its Subsidiaries or affiliates) of all or a material portion of its businesses or assets, the ADS Business or the Acquired Assets, taken as a whole, or to compel the Purchaser or its Subsidiaries and affiliates to dispose of, license or hold separate any material portion of the ADS Business or the Acquired Assets or the business or assets of the Purchaser and its Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by the Purchaser of any Shares under the Offer or the Top-Up Option or seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the exercise of the Top-Up Option or seeking to obtain from the Company or the Purchaser any damages in connection with or seeking to make more costly the making or consummation of the Offer or the consummation of the Merger, in each case in amounts that are or would be, individually or in the aggregate, material in relation to the Company and the Company Subsidiaries, taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for exchange, or exchange the Offer Consideration for, some or all of the Shares pursuant to the Offer, the Top-Up Option or the Merger, or seeking to require divestiture thereof or any material portion of the Acquired Assets, (iv) seeking to impose material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased or owned by it on all matters properly presented to the Company’s shareholders or (v) which otherwise has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, that is likely, individually or in the aggregate, to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) (i) any of the representations and warranties of the Company contained in Section 3.2, Section 3.3, Section 3.4, the final sentence of Section 3.6(a), Section 3.8(b)(i), the first sentence of Section 3.20, Section 3.23(a) and Section 3.24 of the Merger Agreement shall not be true and correct in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time) or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any of the representations and warranties of the Company contained in the Merger Agreement, other than the representations and warranties referenced in clause (i) of this paragraph (c), shall not be true and correct (without giving effect to any references to materiality or Company Material Adverse Effect contained therein) as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct (without giving effect to any references to materiality or Company Material Adverse Effect contained therein) as of such date or time);

(d) since the date of the Merger Agreement, any fact(s), change(s), event(s), development(s) or circumstance(s) has occurred, arisen or come into existence or become known to the Company or the Purchaser which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

(f) the Purchaser shall have failed to receive a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled expiration of the Offer, to the effect that the conditions set forth in paragraphs (c), (d) and (e) of this Annex I have not occurred;

(g) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the NYSE, the American Stock Exchange or the NASDAQ Stock Market for a period in excess of three (3) hours (excluding suspensions or limitations resulting from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of war, armed hostilities, any material terrorist activities or other international or national calamity directly or indirectly involving the United States, or (iv) in the case of clause (iii), a material acceleration or worsening thereof;

(h) (i) there shall have been a Company Change in Recommendation; or (ii) any Person (other than the Purchaser, Julia Stefanko or Haig S. Bagerdjian) shall have become the beneficial owner of more than ten percent (10%) of the outstanding Shares;

(i) the Company shall not have secured irrevocable resignations from all but two (2) directors, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq rules, effective upon the consummation of the Offer;

(j) the Contribution and the Spin-Off shall not have been consummated in accordance with the Contribution Agreement;

(k) the PPB Sub shall have failed to execute and deliver to the Purchaser a noncompetition agreement in substantially the form attached to the Merger Agreement as Exhibit C (the “Noncompetition Agreement”);

(l)  the PPB Sub shall have failed to execute and deliver to the Purchaser a post-production agreement in substantially the form attached to the Merger Agreement as Exhibit D (the “Post Production Services Agreement”);

(m) either the Company or the PPB Sub shall have failed to execute and deliver to the Purchaser a working capital reconciliation agreement in substantially the form attached to the Merger Agreement as Exhibit E (the “Working Capital Reconciliation Agreement”);

(n) the PPB Sub shall have failed to execute and deliver to the Purchaser an indemnification and tax matters agreement in substantially the form attached to the Merger Agreement as Exhibit F (the “Indemnification and Tax Matters Agreement”);

(o)  either Haig S. Bagerdjian or Alan R. Steel shall have failed to execute and deliver to the Purchaser a confidentiality agreement in substantially the form attached to the Merger Agreement as Exhibit G (the “Officer Confidentiality Agreement”); or

(p) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of the Purchaser, may be asserted by the Purchaser regardless of the circumstances giving rise to such condition, and may be waived by the Purchaser in whole or in part at any time and from time to time and in the sole discretion of the Purchaser, subject in each case to the terms of the Merger Agreement. Any reference in this Annex I or in the Merger Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Merger Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the agreement to which this Annex I is annexed.